Filed Pursuant to Rule 424(b)(3)

File Number 333-169119

The information in this pricing supplement is not complete and may be changed.

Subject to completion Preliminary Pricing Supplement dated November 12, 2010	Pricing Supplement to the Prospectus
dated August 31, 2010 and the Prospectus Supplement dated August 31, 2010

$[—]

Barclays Perpetual Rolling Open Structure Protecting Equity Returns (PROSPER) VEQTORTM Notes

due [November     , 2015]

Global Medium-Term Notes, Series A, No. E-6169

The Barclays PROSPERTM VEQTORTM Notes due [November     , 2015] (the “Securities”) are linked to the performance of the portfolio described herein (the “Portfolio”), a notional portfolio which changes its asset allocation depending on the performance of its constituent assets over the term of the Securities. Unlike ordinary debt securities, the Securities do not pay any interest during their term. Instead, for each Security, you will receive a payment at maturity that is equal to the greater of (a) the net asset value of a Portfolio Unit (as defined below) as of the final valuation date or (b) the minimum protection level as of the final valuation date. The Securities are designed for investors who want to participate in the performance of the Portfolio and who are willing to risk losing up to (subject to our credit risk) 21.60% of the principal amount of the Securities. The Portfolio described herein is a notional portfolio created by Barclays Bank PLC for the purposes of issuing these Securities, and holders of the Securities will have no legal or beneficial interest in the Portfolio or any of its components. The principal terms of the Securities are as follows:

Issuer: Barclays Bank PLC

Series: Global Medium-Term Notes, Series A

Inception Date: [November [    ], 2010] (subject to non-trading days and market disruption events).

Issue Date: [November [    ], 2010] (or, if such day is not a business day, the third business day after the inception date).

Maturity Date: [November [    ], 2015] (subject to non-trading days, market disruption events and postponement of the final valuation date).

Reference Portfolio: The return on the Securities is linked to the performance of the Portfolio (created for purposes of issuing these Securities and as described herein). The Portfolio tracks the value of a notional investment in (a) index-linked cash deposits (the “cash assets”) and (b) the performance of the S&P 500® Dynamic VEQTORTM (Volatility Equity Target Return) Total Return Index (the “Index” or the “performance asset”) (Bloomberg ticker symbol: “SPVQDTR <Index>). The allocation between the notional investments in the cash assets and the performance asset (together, the “constituent assets”) in this Portfolio will vary during the term of the Securities according to a dynamic allocation mechanism (the “PROSPER strategy”), as described further herein. The goal of the PROSPER strategy is to maximize the Portfolio’s exposure to the performance asset while maintaining the value of the Portfolio at or above a minimum protection level.

Portfolio Unit: For purposes of calculation, the Portfolio is divided into “Portfolio Units”, with each such unit representing the value and performance of a single Security. The net asset value of each Portfolio Unit (the “Unit NAV”) on the inception date will be less than the face amount of each Security. On the inception date, the Unit NAV will be equal to 98.00% of the face amount of each Security, or $980.00, with a Portfolio allocation as described below. With respect to each valuation date after the inception date, the Unit NAV will be calculated as of the close of business on such valuation date as follows:

Unit NAV = (Performance Value × Performance Number) + Cash Asset Value

The methodology related to such calculation is further described under “The Portfolio” in this pricing supplement.

Portfolio Allocation: On the inception date, with respect to each Portfolio Unit, 100% of the Unit NAV, or $980.00, will be allocated to the performance asset, and 0% of the Unit NAV, or $0, will be allocated to the cash assets. After the inception date, the allocation to the performance asset and the cash assets is subject to adjustment according to the PROSPER strategy, as described herein.

Performance Value: For purposes of calculation, the performance asset is divided into “performance units” (as more fully described herein). The Performance Value means the value of the performance asset in each performance unit. The Performance Value on the inception date will equal $1,000. On each subsequent valuation date until maturity, the Performance Value will equal (a) the Performance Value on the immediately preceding valuation date, times (b) the Daily Performance Factor on such valuation date.

Daily Performance Factor: The Daily Performance Factor on any valuation date will equal (a) the closing level of the Index on such valuation date divided by (b) the closing level of the Index on the immediately preceding valuation date.

Performance Number: The performance number is the number of performance units in each Portfolio Unit. The performance number on the inception date will be 0.980. On each valuation date until maturity, the performance number will equal (a) the performance number on the immediately preceding valuation date times (b) 100% minus the applicable investor fee daily percentage on such valuation date.

Cash Asset Value: The value of the cash assets in each Portfolio Unit, as more fully described under “The Portfolio” in this pricing supplement.

Payment at Maturity: If you hold your Securities to maturity, you will receive a payment for each Security that is equal to the greater of (a) the Unit NAV as of the final valuation date and (b) the minimum protection level as of the final valuation date.

Minimum Protection Level: With respect to a Portfolio Unit, the minimum protection level on any valuation date, including the final valuation date, is equal to the greater of (a) $784 and (b) 80% of the highest Unit NAV calculated as of the close of business on all valuation dates up to and including the then current valuation date.

Investor Fee: The investor fee is generally calculated based on the applicable investor fee rate and is deducted from the Unit NAV on each valuation date but may be less than such amount under certain circumstances, as described below under “Investor Fee Rate.” No investor fee will be deducted on the initial valuation date. On each subsequent valuation date, up to and including the final valuation date, the investor fee will be deducted, on a pro-rata basis, from the constituent assets within each Portfolio Unit by the following percentage (the “Investor Fee Daily Percentage”): (a) the applicable investor fee rate on such valuation date times (b) the number of calendar days from (and including) the immediately preceding valuation date to (but excluding) the then current valuation date, divided by (c) 365. The Unit NAV calculated on each valuation date reflects the net asset value of the Portfolio Unit after the deduction of investor fee on such valuation date. Notwithstanding the deduction of any investor fee, you will not, subject to our credit risk, receive less than the minimum protection level at maturity. Because the investor fee is calculated and subtracted on a daily basis, the net effect of the fee accumulates over time.

All or a portion of the investor fee may be used to pay fees or concessions to the Agent and other dealers.

Investor Fee Rate: The investor fee rate is 3.00% per annum on any valuation date after the inception date if the Unit NAV on the immediately preceding valuation date is greater than the minimum protection level on such preceding valuation date. If the Unit NAV on the immediately preceding valuation date is less than or equal to the minimum protection level on such preceding valuation date, the investor fee rate will be the lesser of (a) 3.00% and (b) the cash index interest rate (as defined herein) of the then current valuation date.

Cover page cont’d:

Valuation Date: A valuation date is any trading day on or after the inception date where the Unit NAV is calculated using the methodology described in the “The Portfolio” of this pricing supplement. The “initial valuation date” for the Securities will be the inception date. The “final valuation date” for the Securities will be [November     , 2015], subject to market disruption events and non-trading days.

Trading Day: A trading day is any business day on which the Index is calculated and trading is generally conducted on the interbank market, in each case as determined by the calculation agent in its sole discretion.

Secondary Market: The Securities will not be listed on any securities exchange when they are issued. Although we may, in our sole discretion, apply to list the Securities on a securities exchange subsequent to their issuance, we presently have no intention to do so.

CUSIP Number: 06740PN28

ISIN: US06740PN287

The Unit NAV on the inception date is less than the face amount of the Securities. If the value of the Portfolio does not increase to or above the face amount of the Securities or in the event of a decline in the value of the Portfolio, the payment you receive for each Security may be less than the face amount of the Security. As a result, you may lose some of your principal if you invest in the Securities. See “Risk Factors” beginning on page PS-8 of this pricing supplement for risks relating to an investment in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Security	Total
Price to Public	100%	$[—]
Agent’s Commission*	2.00%	$[—]
Proceeds to Barclays Bank PLC	98.00%	$[—]

*	The Securities will be sold to Barclays Capital Inc. on the inception date at a price per Security equal to 98.00% of the principal amount of each Security, or equal to the Unit NAV on the inception date. Barclays Capital Inc. may sell the Securities to additional dealers at the same price. Accordingly, the percentage and total proceeds to Issuer listed herein is the maximum amount of proceeds that the Issuer receives per Security.

Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The Securities are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Pricing Supplement dated             , 2010

Issued in denominations of $1,000

PRICING SUPPLEMENT

PRICING SUPPLEMENT SUMMARY	PS-1
HYPOTHETICAL EXAMPLES	PS-5
RISK FACTORS	PS-8
THE PORTFOLIO	PS-17
MARKET DISRUPTION EVENTS	PS-42
TRADEMARKS	PS-42
LICENSE AGREEMENT	PS-42
MODIFICATIONS TO THE INDEX	PS-42
VALUATION OF THE SECURITIES	PS-43
DISCLAIMER	PS-43
SPECIFIC TERMS OF THE SECURITIES	PS-44
CLEARANCE AND SETTLEMENT	PS-47
USE OF PROCEEDS AND HEDGING	PS-47
SUPPLEMENTAL U.S. INCOME TAX CONSIDERATIONS	PS-48
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-50

PROSPECTUS SUPPLEMENT

SUMMARY	S-1
RISK FACTORS	S-5
DESCRIPTION OF MEDIUM-TERM NOTES	S-27
TERMS OF THE NOTES	S-32
INTEREST MECHANICS	S-38
CERTAIN FEATURES OF THE NOTES	S-41
DESCRIPTION OF UNIVERSAL WARRANTS	S-49
TERMS OF THE WARRANTS	S-54
CERTAIN FEATURES OF THE WARRANTS	S-58
REFERENCE ASSETS	S-63
CLEARANCE AND SETTLEMENT	S-105
EMPLOYEE RETIREMENT INCOME SECURITY ACT	S-110
PLAN OF DISTRIBUTION	S-112
CONFLICTS OF INTEREST	S-114
USE OF PROCEEDS AND HEDGING	S-120
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-120
VALIDITY OF SECURITIES	S-136

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
THE BARCLAYS BANK GROUP	2
USE OF PROCEEDS	2
DESCRIPTION OF DEBT SECURITIES	3
DESCRIPTION OF WARRANTS	20
GLOBAL SECURITIES	31
CLEARANCE AND SETTLEMENT	32
DESCRIPTION OF PREFERENCE SHARES	36
DESCRIPTION OF AMERICAN DESPOSITARY SHARES	42
DESCRIPTION OF SHARE CAPITAL	48
TAX CONSIDERATIONS	49
PLAN OF DISTRIBUTION	68
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	71
WHERE YOU CAN FIND MORE INFORMATION	72
FURTHER INFORMATION	72
VALIDITY OF SECURITIES	72
EXPERTS	72
EXPENSES OF ISSUANCE AND DISTRIBUTION	73

PRICING SUPPLEMENT SUMMARY

The following is a summary of the terms of the Barclays PROSPER™ VEQTOR™ Notes due [November     , 2015] (the “Securities”), as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated August 31, 2010, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated August 31, 2010, which supplements the prospectus.

We may, without your consent, create and issue additional securities having the same terms and conditions as the Securities. We may consolidate the additional securities to form a single class with the outstanding Securities.

This section summarizes the following aspects of the Securities:

•	What are the Securities and how do they work?

•	What are some of the risks of the Securities?

•	Is this the right investment for you?

•	What are the tax consequences?

What Are the Securities and How Do They Work?

The Securities are medium-term notes that are uncollateralized debt securities and are linked to the performance of a notional portfolio that has been created for purposes of issuing these Securities and as described herein (the “Portfolio”). The Portfolio is a notional portfolio which changes its asset allocation depending on the performance of its constituent assets over the term of the Securities. Unlike ordinary debt securities, the Securities do not pay any interest during their term. The Securities will be issued in denominations of $1,000.

The Portfolio

The Portfolio is a dynamic composite portfolio that tracks the value of a notional investment in (a) index-linked cash deposits (the “cash assets”) and (b) the performance of the S&P 500® Dynamic VEQTORTM Total Return Index (the “Index” or the “performance asset”). The notional investments in the performance asset and the cash assets (together, the “constituent assets”) are described in more detail under “—The Portfolio Constituents.”

For purposes of calculation, the Portfolio is divided into “Portfolio Units”, with each such unit representing the value and performance of a single Security. The value of each Portfolio Unit (the “Unit NAV”) on the inception date will be less than the face amount of each Security. On the inception date, the Unit NAV will be equal to 98.00% of the face amount of each Security, or $980.00, with an allocation comprising a 100% notional investment, or $980.00, in the performance asset and a 0% notional investment, or $0, in the cash assets. After the inception date, the Unit NAV will be calculated as of the close of business on each valuation date using the methodology described in “The Portfolio” of this pricing supplement. The allocation between the notional investments in the cash assets and the performance asset will vary during the term of the Securities according to a dynamic allocation mechanism (the “PROSPER strategy”).

For more information on the PROSPER Strategy, see “The Portfolio—The PROSPER Strategy” in this pricing supplement.

A “valuation date” is any trading day on or after the inception date where the Unit NAV is calculated using the methodology described in the “The Portfolio” of this pricing supplement. The “initial valuation date” for the Securities will be the inception date. The “final valuation date” for the Securities will be [November     , 2015], subject to market disruption events and non-trading days.

A “trading day” is any business day on which the Index is calculated and trading is generally conducted on the interbank market, in each case as determined by the Calculation Agent in its sole discretion.

The Portfolio Constituents

Cash asset constituents. The cash assets consist of notional cash deposits, which accrue interest at the cash rate and are rolled on a daily basis with compounded interest. The “cash rate” is set by reference to the Barclays USD Overnight Cash Index (the “cash index”). The cash index reflects the performance of a U.S. dollar daily rolling money market deposit. The cash index is calculated on each business day using an interest rate (the “cash index interest rate”) equal to (1) the U.S. federal funds effective rate on that day (as calculated by the Federal Reserve Bank of New York based on volume-weighted average of rates on trades arranged by major brokers) minus (2) 0.15%. If the U.S. federal funds effective rate is not available on a given business day, the cash index interest rate is calculated using the last available U.S. federal funds effective rate. The cash index is calculated and published on Bloomberg page BXIIOUSD with respect to the previous business day. For more information on the calculation of cash rate, see “The Portfolio—The Portfolio Constituent Assets—The Cash Assets.”

The performance asset. The performance asset consists of a notional investment that tracks the performance of the Index. The Index seeks to provide investors with broad equity market exposure with an implied volatility hedge by dynamically allocating its notional investments among three components: equity, volatility and cash. The equity component of the Index is represented by the S&P 500® Total Return IndexTM (the “S&P 500 TR”) and the volatility component of the Index is represented by the S&P 500 VIX Short-Term FuturesTM Index TR (the “Short-Term VIX TR” and, together with the S&P 500 TR, the “Constituent Indices”). The Index and the Constituent Indices are discussed in greater detail below under “The Portfolio—The Performance Asset”. The index sponsor of the performance asset and its Constituent Indices is Standard & Poor’s, a division of The McGraw-Hill Companies (the “Index Sponsor”).

For purposes of calculation, the notional investment in the performance asset will be divided into “Performance Units.” On the inception date, the value of a notional investment in the performance asset in each Performance Unit (the “Performance Value”) will be equal to $1,000 and the number of Performance Units in each Portfolio Unit (the “Performance Number”) will be 0.9800. On any valuation date ‘t’ after the inception date, the Performance Value and the Performance Number, as of the close of business on such valuation date, will be calculated as described under “The Portfolio.” For the weighting of the performance asset in the Portfolio, see “The Portfolio—the PROSPER Strategy.”

Inception, Issuance and Maturity

The Securities were first sold on [November     , 2010] (subject to non-trading days and market disruption events), which we refer to as the “inception date.” The Securities are expected to be first issued on [November     , 2010], (or, if such day is not a business day, the third business day after the inception date) which we refer to as the “issue date”, and are due on [November     , 2015] (subject to non-trading days, market disruption events and postponement of the final valuation date), which we refer to as the “maturity date.”

Payment at Maturity

If you hold your Securities to maturity, you will receive a payment for each Security that is equal to the greater of (1) the Unit NAV as of the final valuation date and (2) the minimum protection level as of the final valuation date.

Minimum Protection Level

The minimum protection level on any valuation date, including the final valuation date, is equal to the greater of (1) $784 and (2) 80% of the highest Unit NAV calculated as of the close of business on all valuation dates up to and including the then current valuation date.

Investor Fee

The investor fee is generally calculated based on the applicable investor fee rate and is deducted from the Unit NAV on each valuation date but may be less than such amount under certain circumstances, as described in the following paragraph. No investor fee will be deducted from the Unit NAV on the initial valuation date. On each subsequent valuation date, up to and including the final valuation date, the investor fee will be deducted, on a pro-rata basis, from the constituent assets within each Portfolio Unit by the following percentage (the “Investor Fee Daily Percentage”): (1) the applicable investor fee rate on such valuation date times (2) the number of calendar days from (and including) the immediately preceding valuation date to (but excluding) the then current valuation date, divided by (3) 365. The Unit NAV calculated on each valuation date reflects the net asset value of the Portfolio Unit after the deduction of investor fee on such valuation date. Notwithstanding the deduction of any investor fees and subject to our credit risk, you will not receive less than the minimum protection level at maturity.

The “investor fee rate” is 3.00% per annum on any valuation date after the inception date if the Unit NAV on the immediately preceding valuation date is greater than the minimum protection level on such preceding valuation date. If the Unit NAV on the immediately preceding valuation date is less than or equal to the minimum protection level on such preceding valuation date, the investor fee rate will be the lesser of (1) 3.00% and (2) the cash index interest rate (as defined herein) of the then current valuation date.

Because the investor fee reduces the amount of your return at maturity, the constituent assets of the Portfolio will need to increase significantly in value in order for you to receive at least the principal amount of your investment at maturity. If the increase in the value of the Portfolio’s constituent assets is insufficient to offset the negative effect of the investor fee, or such value decreases, you will receive less than the principal amount of your investment at maturity.

What Are Some of the Risks of the Securities?

An investment in the Securities involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•

Risk to principal—If you hold the Securities to maturity, the Securities are protected (subject to our credit risk) up to a minimum protection level equal to the greater of (1) $784 and (2) 80% of the highest Unit NAV of the Portfolio calculated as of the close of business on all valuation dates including the final valuation date. If the Unit NAV of the Portfolio does not increase to or above the face amount of the Securities or if it declines during the term of the Securities, your payment at maturity may be less than the principal amount of the Securities.

•

Conflicts of Interest—Barclays Bank PLC will serve as the calculation agent for the Securities. The calculation agent is responsible for the composition, calculation and maintenance of the Portfolio, and may also, in its sole discretion, make a number of determinations, including the existence of market disruption events, business days and the maturity date that may affect the market value of the Securities. As such, the calculation agent may have a conflict of interest in the exercise of its discretion.

•	No Interest Payments—You will not receive any periodic interest payments on the Securities.

•

A Trading Market for the Securities May Not Exist—The Securities will not be listed on any securities exchange when they are issued. Although we may, in our sole discretion, apply to list the Securities on a securities exchange subsequent to their issuance, we presently have no intention to do so. Trading in the Securities may or may not be available on an over-the-counter basis at any time. Certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the Securities, although they are not required to do so. If they decide to engage in such transactions, they may stop at any time. If you sell your Securities to an affiliate of Barclays Bank PLC or in the secondary market, the price you will receive may be lower than the intrinsic value of the Securities as measured based on the value of the Portfolio at the time of sale.

Is This the Right Investment for You?

The Securities may be a suitable investment for you if:

•	You are willing to accept the risk of losing up to 21.60% of the principal amount invested.

•	You do not seek current income from this investment.

•	You seek an investment with a return linked to the performance of the Index with a dynamic asset allocation.

•	You are willing and able to hold the Securities to maturity.

The Securities may not be a suitable investment for you if:

•	You are not willing to accept the risk of losing up to 21.60% of the principal amount of the Securities.

•	You seek current income from your investment.

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•	You are not willing or able to hold your Securities to maturity.

What Are the Tax Consequences?

In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. If the Securities are so treated and you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Securities over their term based on the comparable yield for the Securities and pay tax accordingly, even though you will not receive any payments from us until maturity of the Securities. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize upon the sale or maturity of the Securities will be taxed as ordinary income. If you are a secondary purchaser of the Securities, the tax consequences to you may be different.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Securities, including possible alternative treatments for your Securities, see “Supplemental U.S. Income Tax Considerations” below.

HYPOTHETICAL EXAMPLES

To illustrate how the Securities would perform under different conditions, we randomly simulated various price paths of a hypothetical Performance Unit during a hypothetical 5-year period to illustrate the resulting changes over this period in the value and composition of a hypothetical Portfolio Unit and in the minimum protection level. The hypothetical return of the Performance Unit represents the hypothetical performance of a direct notional investment in the Index. The examples that follow are based upon the following assumptions regarding the terms of the hypothetical securities:

•	The return of the Performance Unit is normally distributed and its volatility remains at a constant level of 15% during the hypothetical 5-year period.

•	The cash index interest rate remains at a constant rate of 0.05% per annum, a level approximately equal to the average cash index interest rate since 2009.

•	The portfolio gap risk factor is 20%, the maximum cushion ratio threshold is 25.00% and the minimum cushion ratio threshold is 16.67%.

•	The investor fee is calculated using the applicable investor fee rate.

•	The minimum protection level is the greater of (1) $784 and (2) 80% of the highest Unit NAV since the inception date.

•	On the inception date, the Unit NAV is $980.00, with a 100% allocation in the performance asset and a 0% allocation in the cash assets.

Investors are advised that the hypothetical examples are provided for illustrative purposes only. The hypothetical Performance Unit discussed in this section is not intended to reflect the past or future performance of the performance asset.

Example 1:

In this example, the Performance Unit generally appreciates over the 5-year period.

Performance Unit Final Return	Annualized Yield on the Performance Unit	Portfolio Unit Final Return	Annualized Yield on the Portfolio Unit	Payment at Maturity	Total Return on the Securities	Annualized Yield on the Securities
36.6%	37.4%	29.6%	30.3%	$1,270.16	27.0%	27.6%

Example 2:

In this example, the Performance Unit generally depreciates over the 5-year period.

Performance Unit Final Return	Annualized Yield on the Performance Unit	Portfolio Unit Final Return	Annualized Yield on the Portfolio Unit	Payment at Maturity	Total Return on the Securities	Annualized Yield on the Securities
-30.9%	-31.4%	-17.5%	-17.8%	$808.40	-19.2%	-19.5%

Example 3:

In this example, the Performance Unit depreciates in the last five months of the 5-year period after a period of significant appreciation during the following months.

Performance Unit Final Return	Annualized Yield on the Performance Unit	Portfolio Unit Final Return	Annualized Yield on the Portfolio Unit	Payment at Maturity	Total Return on the Securities	Annualized Yield on the Securities
1.9%	1.9%	3.0%	3.1%	$1,009.50	1.0%	1.0%

Example 4:

In this example, the Performance Unit appreciates in the last five months of the 5-year period after a period of significant depreciation during the prior months.

Performance Unit Final Return	Annualized Yield on the Performance Unit	Portfolio Unit Final Return	Annualized Yield on the Portfolio Unit	Payment at Maturity	Total Return on the Securities	Annualized Yield on the Securities
-10.1%	-10.3%	-11.9	-12.1%	$863.55	-13.6%	-13.9%

RISK FACTORS

The Securities are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities. The return on the Securities is linked to the performance of the Portfolio. Investing in the Securities is not equivalent to investing directly in the constituent assets of the Portfolio. See the section entitled “The Portfolio” in this pricing supplement for more information.

This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the Securities.

You should also consider the tax consequences of investing in the Securities, significant aspects of which are uncertain. See “Supplemental U.S. Income Tax Considerations” in this pricing supplement.

The Principal Amount of Your Securities is Not Fully Protected Under the PROSPER Strategy and the Unit NAV on the Inception Date is Less than the Face Amount of Your Securities on Such Date

The principal amount of your Securities is not fully protected under the PROSPER strategy and, consequently, you risk losing up to 21.60% of the principal amount of the Securities. Any payments to be made on the Securities, including any payment payable at maturity, is subject to our credit risk and is not guaranteed by any third party. The return on the Securities is based on the greater of the Unit NAV of the Portfolio on the final valuation date or the minimum protection level at such time. The Unit NAV of your Securities on the inception date is equal to 98.00% of the principal amount of the Security. As a result, if you invest on the inception date, you will invest $1,000, per Security, in Securities that are, on that date, valued at $980.00 per Security. The minimum protection level is the greater of (1) $784 and (2) 80% of the highest Unit NAV of the Portfolio calculated on all valuation dates up to and including the final valuation date. Thus, if the Unit NAV does not increase to or above the face amount of each Security, or if there is decline in the Unit NAV during the term of the Securities, the payment you receive for a Security may be less than the principal amount of the Securities.

Any Payments Due on the Securities are Subject to the Credit Risk of the Issuer

The Securities are senior unsecured obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any payments due at maturity, depend on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

Delays Between the Calculation of the Net Asset Value of the Portfolio and Adjustments to the Portfolio’s Relative Exposure to its Constituent Assets May Result in Unnecessary Adjustments

If the calculation agent, using the PROSPER strategy, determines that adjustments to the Portfolio’s relative exposure to its constituent assets is necessary, the adjustment will take place on the following trading day. As a result, the calculation agent may determine that an adjustment is necessary, even if the value of the cash assets and the performance asset, at the time that adjustment actually takes place, are such that adjustment would not be necessary under the PROSPER strategy. The calculation agent may also adjust exposure to the performance asset to a greater or lesser extent than would be required if the adjustment took place on the same trading day as the value of the constituent assets were calculated.

The PROSPER Strategy is a Dynamic Asset Allocation Strategy That Can Lead to an Underexposure of Your Securities to the Performance Asset

The calculation agent uses the PROSPER strategy to adjust the relative exposure of your Securities to the cash assets, on the one hand, and the performance asset, on the other hand. The Portfolio’s exposure to the performance asset will decrease when it performs negatively and may result in a 100% allocation to the cash assets.

If, at any time, the PROSPER strategy has resulted in a low or zero exposure of the Portfolio to the performance asset, and the performance asset subsequently appreciates significantly, the Portfolio may not be able to fully participate in this appreciation. If the PROSPER strategy results in a low exposure of the Portfolio to the performance asset, you may not receive as great a return on the Securities as you would have received by investing the same principal amount through a direct notional investment in the performance asset or a principal-protected security that is exposed to appreciation of the performance asset through a traditional call option.

Because the Index Contains a Stop-Loss Feature, There May Be Periods Where the Securities Temporarily Do Not Have any Exposure to Non-Cash Assets

As described under “The Portfolio Constituent Assets—The Performance Asset”, the Index contains a “stop loss” feature whereby the notional investment of the Index will be temporarily allocated to all cash under certain circumstances. In such a circumstance, regardless of the then-current allocation of the Portfolio, the Securities will not have any exposure to any assets other than cash, which may affect the market value of the Securities and the amount payable in respect of the Securities at maturity.

The Dynamic Allocation Mechanism of the PROSPER Strategy May Lead to an Increase in the Exposure of the Portfolio to the Index During Periods Where the Level of the Index is Decreasing

As describe below under “The Portfolio—The PROPSER Strategy”, the PROSPER Strategy involves a dynamic allocation of the Portfolio between the performance asset and the cash assets so that the cushion ratio remains close to the portfolio gap risk factor. This dynamic allocation mechanism may, in times of significant decreases in the level of the Index, lead to a significant Portfolio concentration in the cash assets. In the event that the allocation of the Portfolio evolves such that there is significant exposure to the cash assets relative to the performance asset, it is possible for the Unit NAV to remain relatively steady even if the level of the Index were to drop significantly.

Also as discussed under “The Portfolio—The PROSPER Strategy”, a core element of the PROSPER Strategy involves increasing the Portfolios’ exposure to the performance asset in the event that the cushion ratio goes above a certain pre-determined level in order to avoid underexposure to the performance asset. Therefore, if a situation arose where a high Portfolio concentration in the cash assets resulted in a cushion ratio that is above the maximum cushion ratio threshold, the PROSPER Strategy will, notwithstanding the fact that the Index is in a state of decline, cause the Portfolio to increase the Performance Number in order to reduce the cushion ratio to a number that is within the target range. This may affect the market value of the Securities and the amount payable in respect thereof at maturity.

The Value of the Index Will Depend Upon the Success of the Index in Dynamically Allocating Between the Equity and Volatility Components

The Index seeks to provide investors with broad equity market exposure with an implied volatility hedge by dynamically allocating its notional investments among three components: equity, volatility and cash. The so-called “volatility hedge” component of the Index is premised on the observation that historically (1) volatility in the equity markets tends to correlate negatively to the performance of U.S. equity markets (i.e., volatility increases in periods of negative equity market returns, and vice versa) and (2) rapid declines in the performance of the U.S. equity markets generally tend to be associated with particularly high volatility in such markets. The Index, therefore, seeks to reflect such historically-observed trends by allocating a greater proportion of its notional value to investments in the U.S. equity markets during periods of low market volatility with the ability to allocate a greater proportion of its notional value to investments in a reference asset that tracks implied volatility during periods of high market volatility (but in no case will the weighting of the volatility component exceed a 40% allocation of the Index). Despite these historically-observed trends, there can be no assurance that such trends will occur over the term of the Securities. In particular, it is possible that periods of higher volatility may occur during periods when the U.S. equity markets are generally increasing in value. In this scenario, under the rules of the Index, the higher volatility trends would likely result in a reduced exposure to the equity component of the Index when, in fact, an investor would generally benefit from more, not less, exposure to such component. Conversely, it is possible that periods of lower volatility may occur during periods when the U.S. equity markets are generally decreasing in value. In this scenario, under the rules of the Index, the lower volatility trends would likely result in an increased exposure to the equity component when, in fact, an investor would generally benefit from less, not more, exposure to such component. Therefore, if the correlations between the U.S. equity markets and market volatility do not behave over the term of the Securities as they have historically tended to behave, the Index may not be successful in allocating optimally between the equity and volatility components, and, in certain circumstances, it is possible that the dynamic allocation between the equity and volatility components could produce a lower investment return than a simple investment in the equity component alone. Accordingly, there is no assurance that the Index will outperform any alternative strategy that might be employed in respect of the equity and volatility components.

The Value of the Index Will Depend Upon the Performance of its Equity Component, the S&P 500 TR

While the Index is designed to provide a “volatility hedge” (as described above) during periods of high volatility and rapid decline of the U.S. equity markets, the value of the Index will continue to depend, in large part, on the performance of the S&P 500 TR over the term of the Securities. Even if the Index is successful in dynamically allocating between the equity and volatility components, the value of the Index may fall as a result of a decline in the level of the S&P 500 TR, in particular during periods when the decline in the level of the S&P 500 TR occurs during a period of low market volatility. This is because, under the rules of the Index, the lower volatility trends would likely result in an increased exposure to the S&P 500 TR. Moreover, the volatility hedge component of the Index is limited to a maximum allocation of 40% of the Index, which means that at least 60% of the Index will be exposed to the S&P 500 TR throughout the term of the Securities (subject to the occurrence of a stop loss event as described in more detail herein). Therefore, while the volatility hedge component of the Index may act to mitigate a portion of the decline of the S&P 500 TR in certain market environments, the effect of such hedge has limitations, and the value of the Securities can decline, even significantly, if the level of the S&P 500 TR declines over the term of the Securities.

The Allocation of the Index to the Equity and Volatility Components is Based on Realized Volatility and Implied Volatility Measurements That May Not Effectively Predict Trends in Future Volatility

The Index allocates its weightings to the S&P 500 TR and the Short-Term VIX TR based on predetermined rules. The Index rules use a combination of historical volatility and market estimates of future volatility to predict future trends in volatility by taking into account both (1) the one-month realized volatility of the S&P 500 Index and (2) the implied volatility trend by reference to the CBOE Volatility Index® (the “VIX Index”). For more information on realized volatility and implied volatility, see “The Index—Volatility” in this pricing supplement. On the basis of this prediction of likely future volatility, the Index then allocates its relative exposure to the S&P 500 TR and the Short-Term VIX TR in accordance with the pre-defined weightings specified in “The Index—Calculation of the Index—Step 3: Determine the Target Weightings of the Equity Component and Volatility Component”.

There can be no assurance that the rules used by the Index will accurately predict market volatility over time. One-month realized volatility measures volatility over a historical period, and historical volatility may not be an accurate indicator of future market volatility. In addition, the implied volatility trend under the Index rules require the daily implied trend indicators (as defined herein) to remain constant for at least ten consecutive index business days. Therefore, even if the daily implied volatility trend indicators show an increase or a decrease in volatility for nine out of ten consecutive index business days, the resulting implied volatility trend will show that there is “no trend”, and the target allocations may not appropriately reflect future market volatility.

Moreover, although realized volatility and implied volatility have tended historically to exhibit positive correlation, there may be periods during which the Index’s realized volatility and implied volatility measures are negatively correlated. In particular, it is possible that the Index’s realized volatility measure shows an increase in historical volatility while the Index’s implied volatility measure estimates a decrease in future volatility, or vice versa. If the correlations between the Index’s realized volatility and implied volatility measures do not behave over the term of the Securities as they have historically tended to behave, the Index may not be successful in allocating optimally between the equity and volatility components.

Accordingly, there is no assurance that the Index’s method of assessing market volatility is the most effective way to predict patterns of volatility. As a result, if the Index fails to predict trends of volatility accurately, then the Index may not be successful in allocating optimally between the S&P 500 TR and the Short-Term VIX TR, which may adversely impact the market value of the Securities and the amount you receive at maturity.

The Index Allocates to the Equity and Volatility Components in Accordance with Pre-Defined Weightings That May Not Be Optimal

Subject to the occurrence of a stop loss event, the equity and volatility components comprise 100% of the Index. Their respective weightings are established by reference to the Index’s calculation of realized volatility and implied volatility trends (as discussed above) in accordance with the pre-defined weightings specified in “The Index—Calculation of the Index—Step 3: Determine the Target Weightings of the Equity Component and Volatility Component”. For example, when realized volatility is low and implied volatility is exhibiting a downtrend, more weight is allocated to the equity component in accordance with pre-defined rules. Conversely, when realized volatility is high and implied volatility exhibiting an uptrend, more weight is allocated to the volatility component. However, even if the Index is accurate in predicting volatility trends, the pre-defined weightings between the equity and volatility components as specified herein may not be the most optimal allocations at any given moment over the term of the Securities. Therefore, there is no assurance that the weightings determined by the Index will outperform any alternative strategy that might reflect different weighting of the equity and volatility components.

The Stop Loss Feature of the Index Does Not Ensure That Losses Are Limited to 2%

Although the stop loss feature of the Index is designed to mitigate against losses in the Index by moving the Index into a 100% cash position if the Index has lost 2% or more of its value over any five consecutive index business day period, it does not ensure that any losses resulting from a decrease in the value of the Index will be limited to 2%. For example, suppose that on “day t-7” the value of the Index is 150,000, on “day t-6” the value of the Index is 142,970, on “day t-2” the value of the Index is 145,500 and on “day t-1” the value of the Index is 144,400. On “day t-1”, a stop loss event would be deemed to have occurred because the value of the Index would have fallen by 3% (i.e., 145,500/150,000 – 1) over the immediately preceding five consecutive trading day period. On “day t”, that stop loss event would be deemed to have ended because the value of the Index would have increased by approximately 1% (i.e., 144,400/142,970 – 1) over the immediately preceding five consecutive trading day period. Nonetheless, the overall value of the Index will have fallen by approximately 3.75% (i.e., 144,400/150,000 – 1) over the period beginning on “day t-7” and ending on “day t-1”. Therefore, the stop loss feature does not ensure that losses under the Index are limited to 2%.

The Policies of the Index Sponsor and the CBOE and Changes That Affect the Composition and Valuation of the Index, the S&P 500 TR, the Short-Term VIX TR or the VIX Index Could Affect the Amount Payable on the Securities and Their Market Value

The policies of the index sponsor concerning the calculation of the value of the Index and the Constituent Indices and the policies of the Chicago Board Options Exchange, Incorporated (the “CBOE”) concerning the calculation of the value of the VIX Index, and any additions, deletions or substitutions of equity securities or options contracts and the manner in which changes affecting the equity securities, options contracts or futures contracts are reflected in the Index, the Constituent Indices or the VIX Index, respectively, could affect the value of the Index, a Constituent Index or other index used to calculate the Index and, therefore, the amount payable on your Notes at maturity and the market value of your Notes prior to maturity.

The Index Sponsor can add, delete or substitute the equity securities underlying the S&P 500 TR or make other methodological changes that could change the value of the S&P 500 TR. The Index Sponsor can also add, delete or substitute the futures contracts underlying the Short-Term VIX TR or make other methodological changes that could change the value of the Short-Term VIX TR and the Index. The changing of equity securities included in the S&P 500 TR may affect the S&P 500 TR, as a newly added equity security may perform significantly better or worse than the equity security or securities it replaces. Such a change may also affect the value of the put and call options used to calculate the value of the VIX Index. The changing of the futures contracts underlying the Short-Term VIX TR may affect the performance of the Short-Term VIX TR in similar ways. Any such changes may consequently affect the performance of the Index. Additionally, the Index Sponsor may alter, discontinue or suspend calculation or dissemination of the Index, the S&P 500 TR or the Short-Term VIX TR. Any of these actions could adversely affect the value of the Securities. The Index Sponsor has no obligation to consider your interests in calculating or revising the Index or the Constituent Indices.

The CBOE can make methodological changes to the calculation of the VIX Index that could affect the value of futures contracts on the VIX Index and, consequently, the value of the Securities. There can be no assurance that the CBOE will not change the VIX Index calculation methodology in a way which may affect the value of the Securities. Additionally, the CBOE may alter, discontinue or suspend calculation or dissemination of the VIX Index and/or the exercise settlement value. Any of these actions could adversely affect the value of the Securities. The CBOE has no obligation to consider your interests in calculating or revising the VIX Index or in calculating the exercise settlement value. See “The Index—The Constituent Indices—The S&P 500 Short-Term VIX Futures™ Index ER—CBOE Volatility Index® (VIX)” below.

If events such as these occur, or if the value of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.

The Index and the Short-Term VIX TR Have Limited Historical Information, and It Will be Difficult to Compare the Performance of the Index to the S&P 500 TR Over the Term of the Securities

The Index was launched on November 18, 2009. All data relating to the period prior to the launch date of the Index, including the table and graphs set forth in “The Index—Historical Closing Values of the Index” and “The Index—Hypothetical and Illustrative Performance of the Index”, is an historical estimate by the Index Sponsor using available data as to how the Index may have performed in the pre-launch date period. In addition, the Short-Term VIX TR was created in December 2008, and the Index Sponsor has published limited information about how the Short-Term VIX TR would have performed had it been calculated prior to that time. In addition, futures on the VIX Index have only traded freely since March 26, 2004, and not all futures of all relevant maturities have traded at all times since that date.

Because the Index, Short-Term VIX TR and the VIX Index futures that underlie the Short-Term VIX TR are of recent origin and limited or no historical performance data exists with respect to them, your investment in the Securities may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance. A longer history of actual performance may have been helpful in providing more reliable information on which to assess the validity of the proprietary methodology that each index makes use of as the basis for an investment decision.

Barclays Bank PLC and Its Affiliates Have No Affiliation with the Index Sponsor and Are Not Responsible for Its Public Disclosure of Information, Which May Change Over Time

We and our affiliates are not affiliated with the index sponsor in any way and have no ability to control or predict its actions, including any errors in, or discontinuation of disclosure regarding the Index Sponsor’s methods or policies relating to the calculation of the Index (or any Constituent Index or other index used to calculate the Index) in its capacity as the sponsor of the Index (or any Constituent Index or other index used to calculate the Index). The Index Sponsor is not under any obligation to continue to calculate the Index (or any Constituent Index or other index used to calculate the Index) or required to calculate any successor index. If the Index Sponsor discontinues or suspends the calculation of the Index (or any Constituent Index or other index used to calculate the Index), it may become difficult to determine the value of the performance asset or the amount payable in respect of the Securities at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index (or any Constituent Index or other index used to calculate the Index) exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement. All disclosure in this pricing supplement regarding the Index, each Constituent Index and any other index used to calculate the Index, including its make-up, method of calculation and changes in its components, is derived from publicly available information. We have not independently verified this information. You, as an investor in the Securities, should make your own investigation into the Index and the Index Sponsor. The Index Sponsor has no obligation to consider the interests of holders of the Securities.

Historical Values of the Index Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the Securities

It is impossible to predict whether the Index will rise or fall. The actual performance of the Index over the term of the Securities and, as a result, the performance of the performance asset, may bear little relation to the historical value of the Index.

Changing Prices of the Futures Contracts Included in the Short-Term VIX TR May Result in a Reduced Amount Payable at Maturity

The Short-Term VIX TR is composed of futures contracts on the VIX Index. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for delivery of the underlying asset or for settlement in cash based on the level of the underlying asset. As the futures contracts that comprise the Short-Term VIX TR approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be replaced by a contract for delivery in November. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield”. The actual realization of a potential roll yield will be dependent upon the level of the Short-Term VIX TR relative to the unwind price of the relevant Short-Term VIX TR futures contract at the time of hypothetical sale of the contract. The contracts included in the Short-Term VIX TR have not historically exhibited consistent periods of backwardation, and backwardation will most likely not exist at many, if not most times. Moreover, many of the contracts included in the Short-Term VIX TR have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The VIX Index futures have frequently exhibited very high contango in the past, resulting in a significant cost to “roll” the futures. The existence of contango in the futures markets could result in negative “roll yields”, which could adversely affect the value of the Short-Term VIX TR and thus the value of the Index, and, accordingly, decrease the payment you receive at maturity.

The Short-Term VIX TR May in the Future Include Contracts That Are Not Traded on Regulated Futures Exchanges

The Short-Term VIX TR is currently based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). If these exchange-traded futures cease to exist, the Short-Term VIX TR may also cease to exist or may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges, or similar statutes and regulations that govern trading on regulated markets in other countries. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the Short-Term VIX TR, may be subject to certain risks not presented by exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

Unlike Ordinary Debt Securities, You Will Not Receive a Regular Payment of Interest

Unlike ordinary debt securities, there is no interest payment payable in respect of the Securities. Thus, you will receive no current income in respect of the Securities during the term of the Securities.

Even if the Value of the Portfolio’s Constituent Assets Increases, You May Receive Less Than the Principal Amount

The Unit NAV for each Portfolio Unit on the inception date is less than the face amount of each Security. Additionally, the investor fee reduces the amount of your return at maturity. Such reduction is accomplished by an accumulated reduction over time in the Performance Number, as more fully described under “The Portfolio—The PROSPER Strategy—Calculation of the Performance Number”. As a result, the constituent assets of the Portfolio will need to increase significantly in value in order for you to receive at least the principal amount of your investment at maturity. If the value of the Portfolio’s constituent assets does not increase such that the Unit NAV is greater than the face amount of the Securities or if such increase is insufficient to offset the negative effect of the investor fee, or if the value of the constituent assets decrease, you will receive less than the principal amount of your Securities at maturity.

The Market Value of the Securities May Be Influenced by Many Unpredictable Factors

The market value of your Securities may fluctuate between the date you purchase them and the final valuation date. You may also sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. In general, we expect that changes in the value of the Portfolio will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include:

•	supply and demand for the Securities, including inventory positions with Barclays Capital Inc. or any market maker;

•	the time remaining to the maturity of the Securities;

•	the prevailing interest rate environment;

•	economic, financial, political, regulatory, geographical or judicial events that affect interest rates; and

•	the creditworthiness of Barclays Bank PLC.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity

The price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Securities from you in secondary market transactions will be reduced by the cost of hedging our obligations through one or more of our affiliates. As such, it is likely to be lower than the principal amount of your Securities, and any sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

The Portfolio has Limited Historical Information

The Portfolio was created for the purpose of issuing these Securities. Because the Portfolio is of recent origin and limited historical performance data exists with respect to it, your investment in the Securities may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance. A longer history of actual performance may have been helpful in providing more reliable information on which to assess the validity of the proprietary methodology of which the Portfolio makes use as the basis for an investment decision.

Historical Levels of Comparable Portfolios Should Not Be Taken as an Indication of the Future Performance of the Portfolio During the Term of the Securities

It is impossible to predict whether the Portfolio will rise or fall. The actual performance of the Portfolio over the term of the Securities, as well as the amount payable at maturity, may bear little relation to the historical level of comparable portfolios.

Changes in Our Credit Ratings May Affect the Market Value of Your Securities

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your Securities. However, because the return on your Securities is dependent upon certain factors in addition to our ability to pay our obligations on your Securities, an improvement in our credit ratings will not reduce the other investment risks related to your Securities.

There May Not Be an Active Trading Market in the Securities; Sales in the Secondary Market May Result in Significant Losses

The Securities will not be listed on any securities exchange when they are issued. Although we may, in our sole discretion, apply to list the Securities on a securities exchange subsequent to their issuance, we presently have no intention to do so. Trading in the Securities may or may not be available on an over-the-counter basis at any time. Certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the Securities, although they are not required to do so. If they decide to engage in such transactions, they may stop at any time.

If a secondary market for the Securities does exist, you may sustain significant losses if you sell your Securities in that secondary market. The price you will receive will reflect changes in market conditions and other factors and may include commissions or dealer discounts, and as a result the price you will receive may be significantly lower than the Unit NAV at the time of sale.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Barclays Bank PLC will serve as the calculation agent and will be responsible for the composition, calculation and maintenance of the Portfolio. As discussed in the section entitled “The Portfolio” in this pricing supplement, the calculation agent has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the Portfolio, and any such judgments or actions may adversely affect the value of the Securities.

Additionally, the calculation agent may also, in its sole discretion, make a number of determinations including the existence of market disruption events, business days and the maturity date, which may affect the market value of the Securities. For instance, if the value of the Portfolio is not available or cannot be calculated for any reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Portfolio or to postpone the final valuation date or the maturity date. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the Securities—Role of Calculation Agent” in this pricing supplement.

The calculation agent will exercise its judgment when performing its functions. Since determinations by the calculation agent may affect the amount payable at maturity on the Securities, the calculation agent may have a conflict of interest if it needs to make any such determination.

For a more detailed description of the calculation agent’s role, see “Specific Terms of the Securities—Role of Calculation Agent” in this pricing supplement.

If a Market Disruption Event Occurs on the Final Valuation Date, the Calculation Agent Can Postpone the Determination of the Value of the Portfolio or the Maturity Date

The determination of the value of the Portfolio on the final valuation date may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on such date. If such a postponement occurs, the value of the Portfolio shall be determined using the value of the Portfolio on the first trading day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date for the Securities be postponed by more than five business days. As a result, the maturity date for the Securities could also be postponed, although not by more than five business days. If the final valuation date is postponed until the fifth business day following its scheduled date but a market disruption event occurs or is continuing on such day, that day will nevertheless be considered the final valuation date and the calculation agent will make a good faith estimate in its sole discretion of the value of the Portfolio for such day. For more information on market disruption events, see “Market Disruption Events” in this pricing supplement.

Our Business Activities May Create Conflicts of Interest

In addition to the role of the calculation agent, as described in this section under “—There are Potential Conflicts of Interest Between You and the Calculation Agent”, we and our affiliates expect to play a variety of roles in connection with the issuance of the Securities.

As noted elsewhere in the pricing supplement, we and our affiliates expect to engage in trading activities related the performance asset and the Constituent Indices that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the value of the Portfolio, could be adverse to the interests of the holders of the Securities. For more information, please see “Use of Proceeds and Hedging” below.

Moreover, we and our affiliates have published and in the future may publish research reports with respect to the Portfolio, the PROSPER strategy and the performance asset. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. The research should not be viewed as a recommendation or endorsement of the Securities in any way and investors must make their own independent investigation of the merits of this investment. Any of these activities by us, Barclays Capital Inc. or our other affiliates may affect prevailing performance asset prices and the value of the Portfolio and, therefore, the market value of the Securities. With respect to any of the activities described above, neither Barclays Bank PLC nor any of its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

If the Value of the Portfolio Cannot Be Calculated, the Calculation Agent Will Estimate its Value

If the value of the Portfolio is not available or cannot be calculated for any reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Portfolio. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “—Role of Calculation Agent.”

The Return on the Securities Will Be Uncertain Until Maturity

The return on the Securities, if any, to be realized by a holder of Securities will be uncertain until the final valuation date. In addition, the return on the Securities will not be linked to a fixed or floating rate of interest. Instead, such return, if any, will depend upon the value of the Portfolio. There can be no assurance that the value of the Portfolio will increase during the term of the Securities. Depending on the performance of the Portfolio, you may receive, in respect of each Security, less than the face amount of a Security at maturity or in the event of a secondary market transaction.

We Are Not Providing Investment Advice or Other Advice in Connection with the Issuance of the Securities

None of Barclays Bank PLC, Barclays PLC, Barclays Capital or their respective affiliates is acting as investment advisor or other advisor to the holders of Securities. We have not recommended any component of the Portfolio and have not evaluated whether any component of the Portfolio is suitable or appropriate generally or for any potential investor in any respect.

We Are Not Obligated to Conduct Due Diligence

We are not obligated to conduct due diligence and analysis on any component of the Portfolio. Nevertheless, we or our affiliates may conduct due diligence on any component of the Portfolio from time to time, prior to and during the term of the Securities. We (or our affiliates) will conduct all such due diligence and analysis solely for our own benefit and in connection with our own risk management. Neither we nor our affiliates will conduct any due diligence or analysis for the benefit of, or on behalf of, the holders of the Securities. You cannot rely for any purpose on any of our information, analysis and opinions concerning any component of the Portfolio.

There is No Guarantee Regarding the Performance of Any Component of the Portfolio

There is no guarantee against loss of some or all of the value of any component or the Portfolio as a whole, except to the extent provided by the minimum protection level, as discussed herein. There can be no assurance that level of the Index will increase from its initial level. Moreover, it is possible that the level of the Index may decline, which would have an adverse effect on the value of your Securities.

U.S. Taxpayers Will be Required to Pay Tax on the Securities Each Year and Any Gain Recognized Will be Ordinary Income

The Securities will be reported as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes.

Accordingly, if you are a U.S. individual or taxable entity, you will be required to pay taxes on ordinary income over the term of the Securities based on the comparable yield for the Securities, even though you will not receive any payments from us prior to maturity. This comparable yield is determined solely to calculate the amounts you will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. Any gain you may recognize upon the sale or maturity of the Securities will be ordinary income. If you are a secondary purchaser of the Securities, the tax consequences to you may be different. You should consult your tax advisor about your own tax situation.

For further discussion, see “Supplemental U.S. Income Tax Considerations” below.

THE PORTFOLIO

The Portfolio tracks the value of a notional investment in the cash assets and the performance asset. The level of investment in each of these assets changes in response to their performance during the term of the Securities. As such, the Portfolio seeks to benefit from potentially higher returns through a notional investment in the riskier performance asset, while maintaining the minimum protection level through a variable investment in the safer cash assets.

The PROSPER Strategy

The Portfolio uses a dynamic allocation process known as the PROSPER strategy to determine the appropriate level of exposure to the performance asset and the cash assets on any trading day. At the center of the strategy is the calculation of the “cushion ratio”, which measures the extent to which the level of the performance asset can decline before the Unit NAV of the Portfolio declines to the minimum protection level. A high cushion ratio will lead to underexposure of the Portfolio to the performance asset, and thus a lower return on any appreciation of the performance asset. However, a low cushion ratio will lead to overexposure to the performance asset, which increases the risk that a decline in the level of the performance asset will cause the Unit NAV of the Portfolio to fall below the minimum protection level. The PROSPER strategy aims to dynamically re-allocate the notional investment in the cash assets and the performance asset such that the cushion ratio for the Portfolio remains close to a pre-determined target equal to 20%, referred to as the “portfolio gap risk factor.”

The portfolio gap risk factor is used to allocate the level of notional investment in the performance asset as described below.

The PROSPER strategy consists of three steps. First, the Unit NAV is calculated at the close of business on each valuation date. Second, the Portfolio’s actual cushion ratio is calculated for that valuation date. Third, the actual cushion ratio is compared to the portfolio gap risk factor to determine if the relative notional investments in the cash assets and the performance asset need to be re-allocated in accordance with the PROSPER strategy. If re-allocation of the relative levels of investment is necessary, the allocation will be adjusted such that it takes effect at the close of business, New York City time, on the immediately following valuation date (each such date, an “allocation adjustment date”).

Step 1: Calculating the Unit NAV

For purposes of calculation, the Portfolio is divided into “Portfolio Units”, with each such unit determining the value and performance of a single Security. The value of each Portfolio Unit (the “Unit NAV”) on the inception date will be equal to 98.00% of the face amount of each Security, or $980.00, with an allocation comprising a 100% notional investment, or $980.00, in the performance asset and a 0% notional investment, or $0, in the cash assets. Following the inception date, the Unit NAV on each valuation date will be equal to: (1) the product of (a) the Performance Value on such valuation date times (b) the Performance Number on such valuation date plus (2) the Cash Asset Value on such valuation date.

where,

“UNAVt ” is the Unit NAV on valuation date ‘t’,

“PVt ” is the Performance Value of each Performance Unit on valuation date ‘t’,

“PNt ” is the Performance Number on valuation date ‘t’,

“CAVt ” is the Cash Asset Value in each Portfolio Unit on valuation date ‘t’,

each calculated as further described below.

Calculation of the Performance Value

For purposes of calculation, a notional investment in the performance asset is divided into “Performance Units.” On the inception date, the value of a notional investment in the performance asset in each Performance Unit (the “Performance Value”) will be equal to $1,000. On any valuation date ‘t’ after the inception date, the Performance Value, as of the close of business on such valuation date, will equal (a) the Performance Value on the immediately preceding valuation date, times (b) the Daily Performance Factor on such valuation date. The Daily Performance Factor on any valuation date will equal (a) the closing level of the Index on such valuation date divided by (b) the closing level of the Index on the immediately preceding valuation date.

Calculation of the Performance Number

On the inception date, the number of Performance Units in each Portfolio Unit (the “Performance Number”) is 0.9800. After the inception date, the Performance Number will be calculated as of the close of business on each valuation date ‘t’ as follows to reflect the pro-rata deduction of the investor fee:

where:

•	“PNt-1” is the Performance Number on the immediately preceding valuation date ‘t-1’,

•	“Ft” is the investor fee rate on such valuation date ‘t’,

•	“N” is the number of calendar days from (and including) the immediately preceding valuation date to (but excluding) the then current valuation date,

provided however, that if the valuation date ‘t’ is an allocation adjustment date, the Performance Number will be calculated as described in “—Allocation Adjustment” below.

Calculation of the Cash Asset Value

The value of the cash assets in each Portfolio Unit (the “Cash Asset Value”) is represented by an amount in U.S. dollars, calculated as of the close of business on each valuation date. Since 0% of the Portfolio’s Unit NAV is allocated to cash assets on the inception date, the Cash Asset Value on the inception date is $0. After the inception date, the Cash Asset Value will be calculated as of the close of business on each valuation date as follows to reflect the pro-rata deduction of the investor fee and the accrual of interest at the cash rate:

where:

•	“CAVt-1” is the Cash Asset Value on the immediately preceding valuation date ‘t-1’,

•	“Ft” is the investor fee rate on such valuation date ‘t’,

•	“N” is number of calendar days from (and including) the immediately preceding valuation date to (but excluding) the then current valuation date,

•

“BXIIOUSDt” and “BXIIOUSDt-1” are the values of the published levels of the cash index on the then current valuation date and the immediately preceding valuation date, respectively. If a level of the cash index is not published on either of these valuation dates, the last published index level will be used instead, provided however, that if the valuation date ‘t’ is an allocation adjustment date, the Cash Asset Value will be calculated as described in “—Allocation Adjustment” below.

Calculation of the Unit NAV

Based on the above, after the inception date, the Unit NAV on any valuation date ‘t’ (“UNAVt”) will be calculated as follows:

In the event that the valuation date is an allocation adjustment date, the calculation agent will first calculate the Unit NAV in the same manner as on any other valuation date. The calculation agent will next determine the adjusted allocation between the performance asset and the cash assets, and such adjusted allocation will be used to calculate the Unit NAV on the valuation date immediately following each allocation adjustment date.

Step 2: Calculating the cushion ratio

The Unit NAV of the Portfolio is then used to calculate the “cushion ratio” on that valuation date. On any valuation date ‘t’, the cushion ratio is expressed as a percentage and is calculated as follows:

where:

•	the “portfolio cushiont” is the portfolio cushion as of the close of business on the then current valuation date ‘t’,

•	PVt” and “PNt” are the Performance Value and the Performance Number, respectively, both calculated as of the close of business on the then current valuation date,

provided, however, that if the Performance Number is zero on the then current valuation date, the cushion ratio will be deemed to be 0.1%.

On any valuation date, the “portfolio cushion” is the difference between the Unit NAV of the Portfolio on such valuation date and the minimum protection level on such valuation date.

The “minimum protection level” on any valuation date is equal to the greater of (1) $784 and (2) 80% of the highest Unit NAV calculated as of the close of business on all valuation dates up to and including the then current valuation date.

Step 3: Comparison to portfolio gap risk factor

The cushion ratio calculated on each valuation date is then compared to the maximum and minimum cushion ratio thresholds for each Portfolio Unit, which are calculated as follows:

where:

•	GRF refers to the portfolio gap risk factor, which is 20%, or 0.20.

If the cushion ratio calculated on any valuation date ‘t’ is greater than the maximum cushion ratio threshold, or less than the minimum cushion ratio threshold, then the immediately following valuation date will be an allocation adjustment date. Allocation adjustment will take place such that it will result in a cushion ratio close to the portfolio gap risk factor. The allocation adjustment will take effect at the close of business, New York City time.

Allocation Adjustment

If the calculation agent determines that the valuation date immediately following the then current valuation date ‘t’ will be an allocation adjustment date, the calculation agent will calculate a “Target Performance Number” (“PNTarget”) using the formula below:

where:

•	“portfolio cushiont” and “PVt” are the portfolio cushion and the Performance Value, respectively, both calculated as of the close of business on the then current valuation date.

•	GRF is the portfolio gap risk factor, or 20%.

Notwithstanding the calculation above, if portfolio cushiont is less than 2.0% of UNAVt (the “allocation threshold”), then the Target Performance Number for the following allocation adjustment date will be set equal to zero.

On the immediately following valuation date, which shall be an allocation adjustment date ‘a’, the calculation agent will first calculate the Unit NAV in the same manner as any valuation date:

After determining the Unit NAV for the allocation adjustment date, the calculation agent will use the Target Performance Number to determine how the allocation between cash assets and performance asset will be adjusted.

First, the calculation agent will calculate the adjusted Performance Number for allocation adjustment date ‘a’. The adjusted Performance Number will be equal to the Target Performance Number as determined by the calculation agent on the immediately preceding valuation date ‘a-1’, provided, however, that if the level of the performance asset has changed since the calculation of the Target Performance Number on the valuation date a-1 such that the Unit NAV on the allocation adjustment date ‘a’ divided by the Performance Value on the allocation adjustment date ‘a’ is less than the Target Performance Number, then such value will be used as the adjusted performance number.

Mathematically, this is illustrated as follows:

The Cash Asset Value as of the close of business, New York City time, on an allocation adjustment date ‘a’ will be:

(1)	the Unit NAV on adjustment allocation date ‘a’, minus

(2)	the Performance Value on allocation adjustment date ‘a’ times adjusted Performance Number.

Mathematically, this is illustrated as follows:

The notional investment in the cash assets will be increased or reduced, as appropriate, to match the adjusted Cash Asset Value. All adjustments will occur at close of business, New York City time, on the allocation adjustment date ‘a’.

Hypothetical Examples:

The following are hypothetical examples of how re-allocation occurs under the PROSPER strategy in different scenarios. On a certain hypothetical valuation date ‘1’, (1) the Unit NAV is $980.00; (2) the Performance Number is 0.980000 and the Performance Value is $1,000; (3) the Cash Asset Value is $0; (4) the performance asset allocation is 100% and the cash asset allocation is 0%; (5) the portfolio cushion is $196.00 based on a minimum protection level of $784.00; (6) the highest Unit NAV up to the valuation date ‘1’ since the inception date is $980.00. and (7) the cash index level is 139.6311.

Scenario 1:

Assuming that on valuation date ‘2’, which is three calendar days after valuation date ‘1’, (1) the Performance Value decreases from $1,000.00 to $925.00 and (2) the cash index level is 139.6313, the calculation agent will calculate the Unit NAV as follows:

The investor fee rate on valuation date ‘2’, referred to as “F2” in the formula above, is 3.00% because the Unit NAV on the immediately preceding valuation date is greater than the minimum protection level on such immediately preceding valuation date.

Since the current valuation date is not an allocation adjustment date, the prevailing Performance Number is calculated as follows:

The prevailing Cash Asset Value is calculated as follows:

The calculation agent will then calculate the portfolio cushion, which is the difference between the Unit NAV and the minimum protection level. Since the highest Unit NAV in this scenario is $980.00, the minimum protection level is the greater of (1) $784.00 and (2) 80% of $980.00, or $784.00.

Finally, the calculation agent will calculate the cushion ratio as follows:

As the cushion ratio is lower than 16.67%, the minimum cushion ratio threshold determined on the inception date and the portfolio cushion is greater than 2.0% of the Unit NAV, exposure of the constituent assets will be re-allocated on the following valuation date. Since the portfolio gap risk factor is 20%, the calculation agent will then calculate the Target Performance Number for the following valuation date as:

Scenario 2:

Next, assuming that on the third valuation date ‘3’, which is one calendar day after the previous valuation date and referred to below as an allocation adjustment date, (1) the Performance Value increases from $925.00 to $1,020.00 and (2) the cash index level is 139.6314, the calculation agent will calculate the Unit NAV as follows:

The investor fee rate on valuation date ‘3’, referred to as “F3” in the formula above, is 3.00% because the Unit NAV on the immediately preceding valuation date is greater than the minimum protection level on such immediately preceding valuation date.

Since the current valuation date is an allocation adjustment date, the adjusted Performance Number is calculated as follows:

The adjusted Cash Asset Value is calculated as follows:

Based on the above, following the allocation adjustment, the notional investment in the cash assets will be increased to $325.0984, and the notional investment in the performance asset will be adjusted by decreasing such notional investment to reflect the change in the Performance Number from 0.979758 on the second valuation date ‘2’ to the adjusted Performance Number of 0.660954 on the third valuation date ‘3’.

The calculation agent will also calculate the portfolio cushion for the allocation adjustment date. Since the highest Unit NAV in this scenario is $999.2714, the minimum protection level becomes 80% of $999.2714, or $799.4171.

Additionally, the calculation agent will calculate the cushion ratio as follows:

As the cushion ratio is higher than 25.00%, the maximum cushion ratio threshold determined on the inception date and the portfolio cushion is greater than 2.0% of Unit NAV, the relative exposure of the constituent assets will be reallocated again on the following valuation date. The calculation agent will calculate the Target Performance Number for the following valuation date as follows:

where, “GRF” is the portfolio gap risk factor, or 20%, the calculation agent will then use the above calculations to determine the allocation adjustment between constituent assets on the immediately following allocation adjustment date.

Scenario 3:

Next, consider an alternative scenario for the third valuation date ‘3’, or allocation adjustment date, where instead of increasing from $925.00 to $1,020.00, the Performance Value decreases from $925.00 to $875.00. In this case, the Unit NAV will be calculated as:

The investor fee rate on valuation date ‘3’, referred to as “F3” in the formula above, is 3.00% because the Unit NAV on the immediately preceding valuation date is greater than the minimum protection level on such immediately preceding valuation date.

Since the current valuation date is an allocation adjustment date, the adjusted Performance Number is calculated as follows:

The adjusted Cash Asset Value is calculated as follows:

Based on the above, following the allocation adjustment, the notional investment in the cash assets will be increased to $278.8834, and the notional investment in the performance asset will be adjusted by decreasing such notional investment to reflect the change in the Performance Number from 0.979758 on the second valuation date ‘2’ to the adjusted Performance Number of 0.660954 on the allocation adjustment date ‘3’.

The calculation agent will also calculate the portfolio cushion for the allocation adjustment date ‘3’. Since the highest Unit NAV in this scenario is $980.00, the minimum protection level remains at $784.00.

Additionally, the calculation agent will calculate the cushion ratio as follows:

As the cushion ratio is lower than 16.67%, the minimum cushion ratio threshold determined on the inception date and the portfolio cushion is greater than 2.0% of Unit NAV, the relative exposure of the constituent assets will be reallocated again on the following valuation date. The calculation agent will calculate the Target Performance Number for the following valuation date as follows:

where, “GRF” is the portfolio gap risk factor, or 20%. the calculation agent will then use the above calculations to determine the allocation adjustment between constituent assets on the immediately following allocation adjustment date.

The Portfolio Constituent Assets

The Portfolio consists of notional investments in the cash assets and the performance basket, details of which are described below.

The Cash Assets

The cash assets consist of notional cash deposits that accrue interest at the cash rate, which is the relevant rate implied by the Barclays USD Overnight Cash Index (the “cash index”). The cash assets are rolled on a daily basis with compounded interest.

The Cash Index

The cash index is calculated on each business day using an interest rate (the “cash index interest rate”) equal to (1) the U.S. federal funds effective rate on that day (as calculated by the Federal Reserve Bank of New York based on volume-weighted average of rates on trades arranged by major brokers) minus (2) 0.15%. If the U.S. federal funds effective rate is not available on a given business day, the cash index interest rate is calculated using the last available U.S. federal funds effective rate.

The value of the cash index is deemed to have been 100 on December 31, 1998. Thereafter, the level of the cash index on each business day equals the level of the cash index on the previous business day times the sum of (1) one plus (2) the cash index interest rate on that day, as adjusted by a day count fraction of 1/360, and is calculated according to the following formula:

where:

•	“BXIIOUSDt” is the level of the cash index on that business day.

•	“BXIIOUSDt-1” is the level of the cash index on the previous business day.

•	“FEDt” is the U.S. federal funds effective rate on that business day, as published on Bloomberg page FEDL01.

The following table illustrates how the cash index has performed since December 31, 1998:

Date	Cash Index Level
December 31, 1998	100.0000
December 31, 1999	105.0107
December 29, 2000	111.6774
December 31, 2001	116.0260
December 31, 2002	117.8252
December 31, 2003	118.9982
December 31, 2004	120.4558
December 30, 2005	124.2395
December 29, 2006	130.4289
December 31, 2007	137.0725
December 31, 2008	139.5817
December 31, 2009	139.6099
November 9, 2010	139.6471

The cash index is calculated and published on Bloomberg page BXIIOUSD with respect to the previous business day. For purposes of calculation and publication, the level of the cash index is rounded to four decimal places.

The Performance Asset

We have derived all information contained in this pricing supplement regarding the Index, the Constituent Indices (as defined below) and certain other indices used to calculate the Index, including, without limitation, their composition, method of calculation and changes in their components, from publicly available information. Such information regarding the Index, the Constituent Indices and certain other indices used to calculate the Index, set forth in this pricing supplement reflects the policies of, and is subject to change by, the Index Sponsor.

Information contained on certain websites mentioned below is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying prospectus supplement and prospectus.

Overview

The Index seeks to provide investors with broad equity market exposure with an implied volatility hedge by dynamically allocating its notional investments among three components: equity, volatility and cash. The so-called “volatility hedge” component of the Index is premised on the observation that historically (1) volatility in the equity markets tends to correlate negatively to the performance of U.S. equity markets (i.e., volatility increases in periods of negative market returns, and vice versa) and (2) rapid declines in the performance of the U.S. equity markets generally tend to be associated with particularly high volatility in such markets. The Index, therefore, seeks to reflect such historically-observed trends by allocating a greater proportion of its notional value to investments in the U.S. equity markets during periods of low market volatility with the ability to allocate a greater proportion of its notional value to investments in a reference asset that tracks implied volatility during periods of high market volatility (but in no case will the weighting of the volatility component exceed a 40% allocation of the Index). The Index also incorporates a “stop loss” mechanic that shifts the entire value of the Index to a cash investment under certain exceptional circumstances as described herein.

The equity component of the Index is represented by the S&P 500® Total Return Index™ (the “S&P 500 TR”) and the volatility component of the Index is represented by the S&P 500 VIX Short-Term Futures™ Index TR (the “Short-Term VIX TR” and together with the S&P 500 TR, the “Constituent Indices”). The S&P 500 TR is intended to provide a performance benchmark for the U.S. equity markets, and the Short-Term VIX TR seeks to model the return from a daily rolling long position in the first and second month CBOE Volatility Index® (the “VIX Index”) futures contracts. Each of these components is discussed in further detail below.

The Index is calculated on a total return basis because its Constituent Indices are total return indices, specifically the S&P 500 TR and the Short-Term VIX TR, and because the cash component of the Index in the event of a stop loss event is interest bearing. For more information on the S&P 500 TR and the Short-Term VIX TR, see “—The Constituent Indices”.

The Index allocates weightings to the equity and volatility components based on a combination of realized volatility levels and implied volatility trends in accordance with the rules described herein. These allocations are evaluated on a daily basis, although changes in allocation may occur less frequently. The Index also includes a “stop loss” feature, whereby the Index will move into a 100% cash position if the value of the Index has fallen by an amount greater than or equal to 2% over the immediately preceding five index business days.

Publication of Index Values

The value of the Index is calculated in accordance with the method described in “—Calculation of the Index” below. The value of the Index at the close of trading on each index business day will be published by Bloomberg L.P. or a successor under the ticker symbol “SPVQDTR”.

An “index business day” is any day on which both the S&P 500 TR and Short-Term VIX TR are calculated.

Before describing the Index and the Constituent Indices in detail, we will provide an overview of volatility.

Volatility

Volatility is a statistical measure of the degree of movement of the price of an asset over a period of time and is considered the market standard for expressing the riskiness of an asset. Volatility is generally calculated based on the natural logarithm of the return of an asset over a specified period of time.

Realized volatility is an historical calculation of this degree of movement based on prices or values of the asset observed periodically in the market over a specified period. The realized volatility of an asset is characterized by the frequency of the observations of the asset price used in the calculation and the period over which observations are made. For example, one-month daily realized volatility denotes realized volatility calculated from daily closing asset prices over a one-month period.

Implied volatility is a market estimate of the volatility an asset will realize over a future period of time. The implied volatility of an asset is calculated by reference to the market prices of listed options on the asset. Implied volatility has generally had a strongly negative correlation to equity market returns.

Composition of the Index

The Index is comprised of three components;

1. Equity, represented by the S&P 500 TR;

2. Volatility, represented by the Short-Term VIX TR; and

3. Cash.

Equity and Volatility Component Allocations

On any index business day, t, the Index allocates weightings to the equity and volatility components based on a combination of realized and implied volatility trend decision variables as described below. While the allocations are reviewed at the close of each index business day, they may change on a less frequent basis.

Subject to the occurrence of a stop loss event (as described below), the equity and volatility components make up 100% of the notional portfolio included in the Index.

Stop Loss Feature

As described in further detail below, the Index will allocate into a 100% cash position if the value of the Index has fallen by an amount greater than or equal to 2% over the immediately preceding five index business days. For an example of how the stop loss feature operates, please refer to “—Hypothetical and Illustrative Performance of the Performance Asset—Example of a Stop Loss Calculation.”

Calculation of the Index

Step 1: Determine the Realized Volatility

On any index business day, t, the Index uses the annualized one-month realized volatility level of the S&P 500® Index (the “S&P 500”) as the indicator of the realized volatility environment, calculated as of the immediately preceding index business day as follows:

where:

RVt-1 =	the annualized one-month realized volatility, calculated as of the immediately preceding index business day; and

SPX =	the closing level of the S&P 500 on the applicable index business day.

For an illustration of the historical realized volatility environment from December 2005 to December 2009, calculated in accordance with the rules set forth herein, please see the graph entitled “Realized Volatility Environment” in the section entitled “—Graphical Illustrations of the Historical Realized Volatility Environment, Historical Implied Volatility and Hypothetical Equity and Volatility Allocations” below.

Step 2: Determine the Implied Volatility Trend

The Index aims to anticipate changes in the volatility environment by observing 5-day and 20-day moving averages of one-month implied volatility. Implied volatility is calculated by reference to the CBOE Volatility Index® (the “VIX Index”).

Determining the implied volatility trend involves three steps: (a) first, calculating the 5-day implied volatility average and the 20-day implied volatility average (each, as defined below), (b) next, evaluating the applicable daily implied volatility trend indicators (as defined below) and (c) finally, using the daily implied volatility trend indicators to determine the implied volatility trend (as defined below).

Part (a): Calculate the 5-day and 20-day implied volatility averages

On any index business day, t,

the “5-day implied volatility average” is equal to:

and the “20-day implied volatility average” is equal to:

where:

5IVt-1 =	the 5-day implied volatility average, calculated as of the immediately preceding index business day;

20IVt-1 =	the 20-day implied volatility average, calculated as of the immediately preceding index business day; and

VIX = the CBOE Volatility Index®. For a description of the CBOE Volatility Index®, please see “—The Constituent Indices—The S&P 500 Short-Term VIX Futures™ Index TR—CBOE Volatility Index® (VIX)”.

Part (b): Evaluate the applicable daily implied volatility trend indicators

For any index business day, t, the “daily implied volatility trend indicator” is deemed to be “up” (+1) if the 5-day implied volatility average on the immediately preceding index business day is greater than or equal to the 20-day implied volatility average on the immediately preceding index business day, and is deemed to be “down” (-1) if the 5-day implied volatility average on the immediately preceding index business day is less than the 20-day implied volatility average on the immediately preceding index business day. This concept is expressed as follows:

where:

DIVTt-1 = the daily implied volatility trend indicator as of the immediately preceding index business day.

Part (c): Determine the implied volatility trend

An “implied volatility trend” is established if the daily implied volatility trend indicators remain constant for at least 10 consecutive index business days. Therefore, on any index business day, t, the implied volatility trend (IVTt) will exhibit:

For an illustration of historical implied volatility trends from December 2005 to December 2009, calculated in accordance with the rules set forth herein, please see the graph entitled “Implied Volatility” in the section entitled “—Graphical Illustrations of the Historical Realized Volatility Environment, Historical Implied Volatility and Hypothetical Equity and Volatility Allocations” below.

Step 3: Determine the Target Weightings of the Equity Component and Volatility Component

On each index business day, t, once the realized volatility and the implied volatility trend have been determined for that day, the weightings of each of the equity and volatility components for purposes of calculating the Index will be allocated in accordance with the pre-defined weightings set forth below:

Realized Volatility (RVt-1)	Target Equity Component / Volatility Component Allocation (wteq / wtvol)
	Implied Volatility Downtrend (IVTt-1 = -1)	No Implied Volatility Trend (IVTt-1 = 0)	Implied Volatility Uptrend (IVTt-1 = +1)
Less than 10%	97.5% / 2.5%	97.5% / 2.5%	90% / 10%
10% < RVt-1 < 20%	97.5% / 2.5%	90% / 10%	85% / 15%
20% < RVt-1 < 35%	90% / 10%	85% / 15%	75% / 25%
35% < RVt-1 < 45%	85% / 15%	75% / 25%	60% / 40%
More than 45%	75% / 25%	60% / 40%	60% / 40%

where:

wteq = weight of the S&P 500 TR within the Index;

wtvol = weight of the Short-Term VIX TR within the Index; and

wteq + wtvol = 100%.

Although the allocations to the equity and volatility components of the Index are evaluated daily, changes in allocation may occur less frequently if the realized volatility and/or implied volatility trend on any given index business day, calculated in accordance with Steps 1 and 2, have not changed sufficiently from the prior index business day to require a change in allocation in accordance with the table above.

Step 4: Evaluate Whether a Stop Loss Event Has Occurred

On each index business day, t, the performance of the Index over the immediately preceding five index business days (the “5-day return”) is evaluated. If the 5-day return is equal to or less than -2.0%, as calculated in accordance with the formula set forth below, the Index will be deemed to have experienced a “stop loss event”. Following the occurrence of a stop loss event, 100% of the Index will be shifted into a cash position at the close of that index business day, t, meaning that the weightings of each of the equity and volatility components will equal 0%.

On each index business day, t, the 5-day return, expressed as a percentage, is calculated as follows:

where:

Indext-1 =	The closing value of the ER Index on the immediately preceding index business day; and

Indext-6 =	The closing value of the ER Index on the sixth index business day preceding the day on which the 5-day return is calculated.

“ER Index”	means the S&P 500® Dynamic VEQTORTM Excess Return Index (Bloomberg ticker symbol “SPVQDER <Index>”), as described in “Step 6: Calculate the Value of the ER Index” below.

The stop loss event will terminate once the 5-day return is greater than -2.0% (e.g., -1.9%). The period during which the Index will be in a stop loss position can be as short as one (1) index business day (e.g., if on the following index business day, the 5-day return is greater than -2.0% (e.g., -1.9%)) and no longer than five (5) consecutive index business days (given that five consecutive index business days in a cash position will necessarily result in a 5-day return of 0%). Following the termination of a stop loss event, 100% of the Index will be allocated back into the equity and volatility components at the close of that index business day, t, in accordance with Steps 1 through 3 above. For an example of how the stop loss feature operates, including how a stop loss event is triggered under the Index; the equity, volatility and cash component allocations over that period; the termination of the stop loss event; and the resulting re-allocation into the equity and volatility components, please refer to “—Hypothetical and Illustrative Performance of the Performance Asset—Example of a Stop Loss Calculation”.

For an illustration of hypothetical equity, volatility and cash allocations from December 2005 to December 2009, calculated in accordance with the rules set forth herein, please see the graph entitled “Hypothetical Equity and Volatility Allocations” in the section entitled “—Graphical Illustrations of the Historical Realized Volatility Environment, Historical Implied Volatility and Hypothetical Equity and Volatility Allocations” below.

Step 5: Calculate the Value of the Index

Part (a): Calculation of the value of the Index assuming no stop loss event

On any index business day, t, on which no stop loss event has occurred, the value of the Index is calculated as follows:

where:

Indext =	the closing value of the Index on day t;

Indext-1 =	the closing value of the Index on the immediately preceding index business day;

EquityTDRt =	the daily return of the equity component, as determined by the following formula:

where:

weight of the equity component on the immediately preceding index business day (determined in accordance with Step 3 above);

SPXT= the closing level of the S&P 500 TR. Please see the section entitled “—The Constituent Indices—The S&P 500® Index, the S&P 500® Excess Return Index™ and the S&P 500® Total Return Index™—S&P 500® Total Return Index™” for a description of the calculation of the S&P 500 TR; and

VolTDRt =	the daily return of the volatility component, as determined by the following formula:

where:

weight of the volatility component on the immediately preceding index business day (determined in accordance with Step 3 above); and

SPVXSTR = the closing value of the Short-Term VIX TR.

CashDRt = Cash Daily Return, calculated based on an overnight deposit rate.

where:

where:

= the valuation date

Datet-1= the immediately preceding valuation date

= the previous day value of Overnight LIBOR Rate, expressed as a percentage.

Part (b): Calculation of the Index assuming the occurrence of a stop loss event

Following the occurrence of a stop loss event on any index business day, t, the daily return of both the equity component (EquityTDRt) and the volatility component (VolTDRt) will equal zero. This is because, as described in Step 4 above, following the occurrence of a stop loss event, 100% of the Index will be shifted into an interest bearing cash position at the close of that index business day, t, meaning that the weightings of each of the equity component and the volatility component will equal zero.

Therefore, if the index sponsor has determined that a stop loss event has occurred on the current index business day, t, the closing value of the Index on the immediately following index business day, t+1, will be calculated as follows:

As described in Step 4 above, following the termination of a stop loss event, 100% of the Index will be allocated back into the equity and volatility components at the close of that index business day, t. For an example of how the stop loss feature operates, including the re-allocation into the equity and volatility components following the termination of a stop loss event, please refer to “Hypothetical and Illustrative Performance of the Performance Asset—Example of a Stop Loss Calculation”.

Step 6: Calculate the Value of the ER Index

The ER Index is the excess return version of the Index. The equity component of the ER Index is represented by the S&P 500® Excess Return Index™ (the “S&P 500 ER”) and the volatility component of the ER Index is represented by the S&P 500 VIX Short-Term Futures™ Index ER (the “Short-Term VIX ER”). The ER Index is calculated on an excess return basis because its component indices are excess return indices, specifically the S&P 500 ER and the Short-Term VIX ER, and because the cash component of the Index in the event of a stop loss event is not interest bearing.

To calculate the value of the ER Index, Step 1, 2, 3, and 4 above are carried out as in the calculation of the Index, and Step 5 above is replaced by the description below.

Part (a): Calculation of the value of the ER Index assuming no stop loss event

On any index business day, t, on which no stop loss event has occurred, the value of the ER Index is calculated as follows:

where:

Indext = the closing value of the ER Index on day t;

Indext-1 = the closing value of the ER Index on the immediately preceding index business day;

EquityEDRt = the daily return of the equity component, as determined by the following formula:

where:

weight of the equity component on the immediately preceding index business day (determined in accordance with Step 3 above);

SPXEt= The closing level of the S&P 500 ER on day t. Please see the section entitled “—The Constituent Indices—The S&P 500® Index, the S&P 500® Total Return Index™ and the S&P 500® Excess Return Index™—S&P 500® Excess Return Index™” below for a description of the calculation of the S&P 500 ER;

SPXE t-1= The closing level of the S&P 500 ER on day t-1, the immediately preceding index business day; and

VolEDRt =	the daily return of the volatility component, as determined by the following formula:

where:

weight of the volatility component on the immediately preceding index business day (determined in accordance with Step 3 above); and

SPVXSPt = the closing value of the Short-Term VIX ER on day t; and

SPVXSP t-1 = the closing value of the Short-Term VIX ER on day t-1, the immediately preceding index business day.

Part (b): Calculation of the Index assuming the occurrence of a stop loss event

Following the occurrence of a stop loss event on any index business day, t, the daily return of both the equity component (EquityEDRt) and the volatility component (VolEDRt) will equal zero. This is because, as described in Step 4 above, following the occurrence of a stop loss event, 100% of the ER Index will be shifted into a non-interest bearing cash position at the close of that index business day, t, meaning that the weightings of each of the equity component and the volatility component will equal zero.

Therefore, if the index sponsor has determined that a stop loss event has occurred, the closing value of the ER Index on the current index business day, t, will equal the closing value of the ER Index on the immediately following index business day, t+1, as illustrated below:

As described in Step 4 above, following the termination of a stop loss event, 100% of the Index will be allocated back into the equity and volatility components at the close of that index business day, t. For an example of how the stop loss feature operates, including the re-allocation into the equity and volatility components following the termination of a stop loss event, please refer to “Hypothetical and Illustrative Performance of the Performance Asset—Example of a Stop Loss Calculation”.

The Constituent Indices

The S&P 500® Index, the S&P 500® Total Return Index™ and the S&P 500® Excess Return Index™

The following section describes each of the S&P 500® Index (the “S&P 500”), the S&P 500® Total Return Index™ (the “S&P 500 TR”) and the S&P 500® Excess Return Index™ (the “S&P 500 ER”).

S&P 500® Index

The S&P 500® Index (the “S&P 500”) is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. The daily calculation of the level of the S&P 500, discussed below in further detail, is based on the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The S&P 500 is calculated, maintained and published by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (the “index sponsor”) and is reported by Bloomberg L.P. under the ticker symbol “SPX <Index>”.

Composition of the S&P 500

The index sponsor chooses companies for inclusion in the S&P 500 with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. Relevant criteria employed by the index sponsor for new additions include the financial viability of the particular company, the extent to which that company represents the industry group to which it is assigned, adequate liquidity and reasonable price, an unadjusted market capitalization of US$3 billion or more, U.S. domicile, a public float of at least 50% and company classification (i.e. operating companies and not a closed-end fund, holding company, tracking stock, partnership, investment vehicle or royalty trust). The ten main groups of companies that comprise the S&P 500 include: Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunication Services and Utilities. The index sponsor may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 to achieve the objectives stated above.

The S&P 500 does not reflect the payment of dividends on the stocks included in the S&P 500.

Computation of the S&P 500

As of September 16, 2005, the index sponsor has used a full float-adjusted formula to calculate the S&P 500. With a float-adjusted index, the share counts used in calculating the S&P 500 will reflect only those shares that are available to investors, not all of a company’s outstanding shares.

The float-adjusted S&P 500 is calculated as the quotient of (1) the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor and (2) the index divisor.

The investable weight factor is calculated by dividing (1) the available float shares by (2) the total shares outstanding. Available float shares reflects float adjustments made to the total shares outstanding. Float adjustments seek to distinguish strategic shareholders (whose holdings depend on concerns such as maintaining control rather than the economic fortunes of the company) from those holders whose investments depend on the stock’s price and their evaluation of the company’s future prospects. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

In cases where holdings in a group as described above exceeds 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the S&P 500’s calculation. In addition, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held by mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares”, shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are, however, considered part of the float.

Changes in a company’s shares outstanding of 5.0% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.0% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday (one week later). Changes of less than 5.0% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior. Corporate actions such as stock splits, stock dividends, spinoffs and rights offerings are generally applied after the close of trading on the day prior to the ex-date. Share changes resulting from exchange offers are made on the ex-date. Changes in investable weight factors of more than ten percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spin-offs) will be made as soon as reasonably possible. Other changes in investable weight factors will be made annually, in September when investable weight factors are reviewed.

As discussed above, the level of the S&P 500 is the quotient of (1) the total float-adjusted market capitalization of the S&P 500’s constituents (i.e., the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor) and (2) the index divisor. Continuity in index levels is maintained by adjusting the divisor for all changes in the constituents’ share capital after the base date, which is the period from 1941 to 1943. This includes additions and deletions to the S&P 500, rights issues, share buybacks and issuances, and spin-offs. The index divisor’s time series is, in effect, a chronological summary of all changes affecting the base capital of the S&P 500 since the base date. The index divisor is adjusted such that the index level at an instant just prior to a change in base capital equals the index level at an instant immediately following that change. Some corporate actions, such as stock splits require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 and do not require adjustments to the index divisor.

Additional information on the S&P 500 is

available on the following website:

http://www.standardandpoors.com.

S&P 500® Total Return Index™

The total return version of the S&P 500 Index, the S&P 500® Total Return Index™ (the “S&P 500 TR”), is calculated in the same manner as the S&P 500 described above; however, the difference between the S&P 500 and the S&P 500 TR is that the S&P 500 reflects changes in the prices of its underlying stocks, while the S&P 500 TR reflects both changes in stock prices and the reinvestment of the dividend income from its underlying stocks.

Specifically, in calculating the S&P 500 TR, ordinary cash dividends are applied on the ex-dividend date. “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing corporation. These may be described by the corporation as “special”, “extra”, “year-end”, or “return of capital”. Whether a dividend is funded from operating earnings or from other sources of cash does not affect the determination of whether it is ordinary or special. “Special dividends” are treated as corporate actions with offsetting price and divisor adjustments; the Index reflects both ordinary and special dividends.

The level of the S&P 500 TR is reported on Bloomberg page “SPXT <Index>”.

S&P 500® Excess Return Index™

The excess return version of the S&P 500 Index, the S&P 500® Excess Return Index™ (the “S&P 500 ER”), is calculated in the same manner as the S&P 500 TR described above; however, the difference between the S&P 500 ER and the S&P 500 TR is that the S&P 500 ER is designed to track an unfunded investment in the S&P 500.

Specifically, the S&P 500 ER calculates the return on an investment in the S&P 500 TR where the investment was made through the use of borrowed funds. Therefore, the return of the S&P 500 ER will be equal to that of the S&P 500 TR minus the associated borrowing costs, which are represented by the overnight LIBOR.

The level of the S&P 500 ER is not currently published.

The S&P 500 Short-Term VIX Futures™ Index ER

The S&P 500 VIX Short-Term Futures™ Index ER (the “Short-Term VIX ER”) seeks to provide investors with exposure to one or more maturities of futures contracts on the CBOE Volatility Index® (the “VIX Index”), which reflects forward implied volatility of the S&P 500 at various points along the volatility forward curve. The VIX Index is calculated based on the prices of put and call options on the S&P 500.

The Short-Term VIX ER is an index composed of futures contracts on the VIX Index with a daily rolling long position in contracts of specified maturities and is intended to reflect the returns that are potentially available through an unleveraged investment in those contracts. The Short-Term VIX ER is calculated, maintained and published by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (the “index sponsor”) and is reported by Bloomberg under the ticker symbol “SPVXSP”.

The Short-Term VIX ER is a rolling index, which rolls on a daily basis. One of the effects of daily rolling is to maintain a constant weighted average maturity for the underlying futures contracts. The Short-Term VIX ER is composed of futures contracts on the VIX Index. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for the delivery of the underlying asset or financial instrument or, in the case of futures contracts relating to indices such as the VIX Index, a certain date for payment in cash of an amount determined by the level of the underlying index. As described in more detail below, the Short-Term VIX ER operates by selling futures contracts on the VIX Index on a daily basis, specifying cash settlement on a nearby date and purchasing futures contracts on the VIX Index on a daily basis specifying cash settlement on a later date. The roll for each contract occurs on each Short-Term VIX ER index business day according to a pre-determined schedule that has the effect of keeping constant the weighted average maturity of the relevant futures contracts. This process is known as “rolling” a futures position, and the Short-Term VIX ER is a “rolling index”. The constant weighted average maturity for the futures underlying the Short-Term VIX ER is one month.

A “Short-Term VIX ER index business day” is a day on which (1) it is a business day in New York and (2) the CBOE is open.

The S&P 500 Short-Term VIX Futures™ Index TR

The S&P 500 VIX Short-Term Futures™ Index TR (the “Short-Term VIX TR”) is the total return version of the Short-Term VIX ER, and is calculated in the same manner as the Short-Term VIX ER above; however, the difference between the Short-Term VIX ER and the Short-Term VIX TR is that the performance of the Short-Term VIX TR includes the specified Treasury Bill rate that could be earned on the notional value of that index, which would then be reinvested at that rate, whereas that the performance of the Short-Term VIX ER does not include such Treasury Bill rate.

The Short-Term VIX TR is calculated, maintained and published by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (the “index sponsor”) and is reported by Bloomberg under the ticker symbol “SPVXSTR”.

A “Short-Term VIX TR index business day” is a day on which (1) it is a business day in New York and (2) the CBOE is open.

CBOE Volatility Index® (VIX)

We have derived all information contained in this pricing supplement regarding the VIX Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the CBOE. We make no representation or warranty as to the accuracy or completeness of such information. The VIX Index was developed by the CBOE and is calculated, maintained and published by the CBOE. The CBOE has no obligation to continue to publish, and may discontinue the publication of, the VIX Index. The VIX Index is reported by Bloomberg L.P. under the ticker symbol “VIX.”

The VIX Index is a benchmark index designed to measure the market price of volatility in large cap U.S. stocks over 30 days in the future, and calculated based on the prices of certain put and call options on the S&P 500. The VIX Index measures the premium paid by investors for certain options linked to the level of the S&P 500. During periods of market instability, the implied level of volatility of the S&P 500 typically increases and, consequently, the prices of options linked to the S&P 500 typically increase (assuming all other relevant factors remain constant or have negligible changes). This, in turn, causes the level of the VIX Index to increase. Because the VIX Index may increase in times of uncertainty, The VIX Index is known as the “fear gauge” of the broad U.S. equities market. The VIX Index has historically had negative correlations to the S&P 500.

The calculation of the VIX Index involves a formula that uses the prices of a weighted series of out-of-the money put and call options on the level of the S&P 500 (“SPX Options”) with two adjacent expiry terms to derive a constant 30-day forward measure of market volatility. The VIX Index is calculated independently of any particular option pricing model and in doing so seeks to eliminate any biases which may otherwise be included in using options pricing methodology based on certain assumptions.

Although the VIX Index measures the 30-day forward volatility of the S&P 500 as implied by the SPX Options, 30-day options are only available once a month. To arrive at the VIX Index level, a broad range of out-of-the money SPX Options expiring on the two closest nearby months (“near term options” and “next term options,” respectively) are selected in order to bracket a 30-day calendar period. SPX Options having a maturity of less than eight days are excluded at the outset and, when the near term options have eight days or less left to expiration, the VIX Index rolls to the second and third contract months in order to minimize pricing anomalies that occur close to expiration. The model-free implied volatility using prices of the near term options and next term options are then calculated on a strike price weighted average basis in order to arrive at a single average implied volatility value for each month. The results of each of the two months are then interpolated to arrive at a single value with a constant maturity of 30 days to expiration.

Futures on the VIX Index were first launched for trading by the CBOE in 2004. The VIX Index futures have expirations ranging from the front month consecutively out to the tenth month. Futures on the VIX Index allow investors the ability to invest in forward market volatility based on their view of the future direction or movement of the VIX Index. Investors that believe the implied volatility of the S&P 500 will increase may buy futures on the VIX Index, expecting that the level of the VIX Index will increase. Conversely, investors that believe that the implied volatility of the S&P 500 will decline may sell futures on the VIX Index, expecting that the level of the VIX Index will fall.

Futures Markets

The Short-Term VIX TR is composed of one or more futures contracts on the VIX Index. Futures contracts on the VIX Index are traded on regulated futures exchanges, in the over-the-counter market and on various types of electronic trading facilities and markets. At present, all of the contracts included in the Short-Term VIX TR are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of an underlying asset or financial instrument during a stated delivery month for a fixed price. Because the VIX Index is not a tangible item that can be purchased and sold directly, a futures contract on the VIX Index provides for the payment and receipt of cash based on the level of the VIX Index at settlement or liquidation of the contract. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the underlying asset or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market”.

Futures contracts are traded on organized exchanges, known as “designated contract markets” in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant”, which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular asset or financial instrument with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling”. For example, a market participant with a long position in November VIX Index futures that wishes to maintain a position in the nearest delivery month will, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This will “roll” the November position into a December position, and, when the November contract expires, the market participant will still have a long position in the nearest delivery month.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodities Futures Trading Commission. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

Calculation of the Short-Term VIX ER

The Short-Term VIX ER measures the return from a rolling long position in the first and second month VIX Index futures contracts. The Short-Term VIX ER rolls continuously throughout each month from the first month VIX Index futures contract into the second month VIX Index futures contract. The Short-Term VIX ER is intended to reflect the returns that are potentially available through an unleveraged investment in certain futures contracts on the VIX Index. On any Short-Term VIX ER index business day, t, the Short-Term VIX ER is calculated as follows:

IndexERt = IndexERt-1 * (1+ CDRt)

where:

IndexERt-1 =	The Short-Term VIX ER on the preceding Short-Term VIX ER index business day.

CDRt = Contract Daily Return, as determined by the following formula:

where:

t-1 = the preceding Short-Term VIX ER index business day.

TWDOt Total Dollar Weight Obtained on t, as determined by the following formula for the Short-Term VIX ER:

TWDIt-1 Total Dollar Weight Obtained on t-1, as determined by the following formula for the Short-Term VIX ER:

where:

CRWi,t = Contract Roll Weight of the ith VIX Futures Contract on date t.

DCRPi,t = Daily Contract Reference Price of the ith VIX Futures Contract on date t.

Calculation of the Short-Term VIX TR

The total return version of the Short-Term VIX ER (i.e., the S&P 500 VIX Short-Term Futures™ Index TR) is intended to reflect the returns that are potentially available through such an unleveraged investment plus the specified Treasury Bill rate that could be earned on the notional value of that index, which would then be reinvested at that rate. On any Short-Term VIX TR index business day, t, the Short-Term VIX TR is calculated as follows:

IndexTRt = IndexTRt-1 * (1+ CDRt+ TBRt)

where:

IndexTRt-1 = The Short-Term VIX TR on the preceding Short-Term VIX TR index business day.

CDRt = Contract Daily Return, as determined above in the Short-Term VIX ER calculation.

TBRt = Treasury Bill Return, as determined by the following formula:

the number of calendar days between the current and previous business days.

TBARt-1= the most recent weekly high discount rate for 91-day US Treasury bills effective on the preceding business day. Generally the rates are announced by the US Treasury on each Monday. On Mondays that are bank holidays, Friday’s rates will apply. The Bloomberg ticker is USB3MTA.

Contract Rebalancing

The roll period starts on the Tuesday prior to the monthly CBOE VIX Futures Settlement Date (the Wednesday falling 30 calendar days before the S&P 500 option expiration for the following month), and runs through the Tuesday prior to the subsequent month’s CBOE VIX Futures Settlement Date (“roll period”). Thus, the Short-Term VIX TR is rolling on a continual basis. On the Short-Term VIX TR index business day after the current roll period ends the following roll period will begin. In calculating the total return of the Short-Term VIX TR, the Contract Roll Weights (CRWi,t) of each of the contracts in the Short-Term VIX TR, on a given Short-Term VIX TR index business day, t, are determined as follows:

where:

dt =	The total number of business days in the current roll period beginning with and including, the starting CBOE VIX Futures Settlement Date and ending with, but excluding, the following CBOE VIX Futures Settlement Date. The number of business days stays constant in cases of a new holiday introduced intra-month or an unscheduled market closure.

dr =	The total number of business days within a roll period beginning with, and including the following business day and ending with, but excluding, the following CBOE VIX Futures Settlement Date. The number of business days includes a new holiday introduced intra-month up to the business day preceding such a holiday.

At the close on the Tuesday, corresponding to the start of the roll period, all of the weight is allocated to the first month contract. Then on each subsequent business day a fraction of the first month VIX Index futures holding is sold and an equal notional amount of the second month VIX Index futures is bought. The fraction, or quantity, is proportional to the number of first month VIX Index futures contracts as of the previous index roll day, and inversely proportional to the length of the current roll period. In this way the initial position in the first month contract is progressively moved to the second month contract over the course of the month, until the following roll period starts when the old second month VIX Index futures contract becomes the new first month VIX Index futures contract.

In addition to the transactions described above, the weight of each index component is also adjusted every day to ensure that the change in total dollar exposure for the Short-Term VIX TR is only due to the price change of each contract and not due to using a different weight for a contract trading at a higher price.

Historical Assumptions

Prior to April 2008, not all consecutive first to seventh month VIX Index futures were listed. For the purpose of historical Short-Term VIX TR index calculations, the following assumptions have been made in interpolating VIX Index futures contract prices from near-by listed contracts.

When ith future was not listed, but ith +1 and ith-1 futures were listed, the following interpolation has been assumed:

When ith and ith+1 futures were not listed, but ith+2 and ith-1 futures were listed, the following interpolation has been assumed:

When ith, ith+1 and ith +2 futures were not listed, the following interpolation has been assumed:

where:

Ti = Expiration of the ith VIX Index Futures contract; and

BDays = Number of business days between VIX Futures Expiration Days.

Base Date and Launch Date of the Index

The base date for the Index is December 20, 2005 at a base value of 100,000. The launch date for the Index was November 18, 2009 at a value of 201,932.3.

Index Governance

The S&P U.S. Index Committee (the “Index Committee”) maintains the Index. There are eight members of the Index Committee; all are full-time professional members of the index sponsor’s staff. The Index Committee meets monthly. At each meeting, the Index Committee reviews pending corporate actions that may affect Index constituents, statistics comparing the composition of the indices to the market, companies that are being considered as candidates for addition to an index, and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters.

The Index Sponsor considers information about changes to its U.S. indices and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.

Historical Closing Values of the Index

Since its inception, the Index has experienced fluctuations. Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical values do not give an indication of future performance of the Index. There can be no assurance that the future performance of the Index or its Constituent Indices will result in holders of the Notes receiving a positive return on their investment.

The Index was launched on November 18, 2009 and the base date for the Index is December 20, 2005. All data relating to the period prior to the launch date of the Index is an historical estimate by the index sponsor using available data as to how the Index may have performed in the pre-launch date period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance. Accordingly, the following table and graph illustrate:

(i)	on a hypothetical basis, how the Index would have performed from December 30, 2005 to December 31, 2008 based on the selection criteria and methodology described above; and

(ii)	on an actual basis, how the Index has performed from December 31, 2009 onwards.

December 30, 2005	99,121.24
December 29, 2006	113,143.0
December 31, 2007	132,600.4
December 31, 2008	160,829.9
December 31, 2009	198,452.0
November 9, 2010	198,630.3

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Hypothetical and Illustrative Performance of the Performance Asset

The following graph shows the hypothetical performance of the performance asset during the period from December 20, 2005 to November 18, 2009 and the actual performance of the performance asset from November 18, 2009 to November 9, 2010 relative to the historical performance of the S&P 500 TR and the hypothetical historical performance of the ER Index (the Index Sponsor’s excess return version of the performance asset). As noted elsewhere in this pricing supplement, the ER Index does not include accrual and reinvestment of dividends on the equity component, interest on the volatility component based on the three-month U.S. treasury rate and interest on the cash component. The graph below does not show the comparative performance of the ER Index because the ER Index is not published by the index sponsor.

Historical performance of the performance asset is not an indication of future performance. Future performance of the performance asset may differ significantly from historical performance, either positively or negatively.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The three graphs below focus on three twelve-month periods of the graph shown above in order to highlight the behavior of the three indices in different U.S. equity market environments, and also show the hypothetical performance of the performance asset relative to the historical performance of the S&P 500 TR and the hypothetical historical performance of the ER Index. Graph 1 is designed to show how the performance asset would have performed in a period of generally steady gains of the S&P 500 TR (July 15, 2006 to July 15, 2007). Graph 2 is designed to show how the performance asset would have performed in a period of modest gains followed by a second half of the year during which the S&P 500 TR exhibited more volatile periods of gains and losses (January 15, 2007 to January 15, 2008). Graph 3 is designed to show how the performance asset would have performed in a period of relative flat returns followed by a second half of the year during which the S&P 500 TR exhibited a period of significant declines in return (March 15, 2008 to March 15, 2009). The graphs below do not show the comparative performance of the ER Index because, as noted elsewhere in this pricing supplement, the ER Index is not published by the Index Sponsor.

Historical performance of the performance asset is not an indication of future performance. Future performance of the performance asset may differ significantly from historical performance, either positively or negatively.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Example of a Stop Loss Calculation

The following example illustrates the calculation of the level of the performance asset from a hypothetical period of index business days from February 25, 2009 to March 9, 2009, showing how the performance asset would have performed during those dates had it been launched period to that period. The performance asset values for the February 17, 2009 to February 24, 2009 period are also shown as these values are needed to calculate the 5-day return from February 25, 2009 onwards. The table shows how a stop loss event is triggered under the performance asset; the equity, volatility and cash component allocations over that period; the termination of the stop loss event; and the resulting re-allocation into the equity and volatility components.

Index Business Day	ER Index Value	5- day return Based on ER Index	TR Index Value
February 17, 2009	137,206.484		155,557.2
February 18, 2009	137,206.484		155,558.6
February 19, 2009	137,206.484		155,559.9
February 20, 2009	137,667.109		156,083.5
February 23, 2009	135,805.453		153,976.5
February 24, 2009	136,929.641		155,252.3
February 25, 2009	135,125.875	-0.20%	153,208.3
February 26, 2009	133,964.125	-1.52%	151,892.3
February 27, 2009	131,862.047	-2.36%	149,510.1
March 2, 2009	131,862.047	-4.22%	149,514.7
March 3, 2009	131,862.047	-2.90%	149,515.9
March 4, 2009	131,862.047	-3.70%	149,517.3
March 5, 2009	131,862.047	-2.42%	149,518.5
March 6, 2009	131,862.047	-1.57%	149,519.9
March 9, 2009	131,810.828	0.00%	149,465.6

Index Business Day	Equity Component*	Volatility Component*	Cash Component*
February 17, 2009
February 18, 2009
February 19, 2009
February 20, 2009
February 23, 2009
February 24, 2009
February 25, 2009	75.00%	25.00%	0.00%
February 26, 2009	75.00%	25.00%	0.00%
February 27, 2009	0.00%	0.00%	100.00%
March 2, 2009	0.00%	0.00%	100.00%
March 3, 2009	0.00%	0.00%	100.00%
March 4, 2009	0.00%	0.00%	100.00%
March 5, 2009	0.00%	0.00%	100.00%
March 6, 2009	60.00%	40.00%	0.00%
March 9, 2009	60.00%	40.00%	0.00%

*	The weightings of the equity, volatility and cash components at the close of the applicable index business day.

Based on the ER Index levels shown above, the 5-day return on February 27, 2009 is equal to -2.36%, and was calculated as follows:

Because such 5-day return of -2.36% on February 27, 2009 is less than -2.0%, a stop loss event is deemed to occur. As described above in “—Calculation of the Index—Step 4: Evaluate Whether a Stop Loss Event Has Occurred”, following the occurrence of a stop loss event, 100% of the performance asset is shifted into a cash position at the close of that index business day. Therefore, the closing value of the performance asset on the following index business day, March 2, 2009, is equal to the closing value of the performance asset on February 27, 2009 plus the interest accrual on the cash component based on Overnight LIBOR.

In this example, this stop loss event terminates on March 6, 2009, when the 5-day return based on ER Index is greater than -2.0%. As described above in “—Calculation of the Index—Step 4: Evaluate Whether a Stop Loss Event Has Occurred”, following the termination of a stop loss event, 100% of the performance asset will be allocated back into the equity and volatility components at the close of that index business day. Therefore, the allocations to the equity and volatility components change on March 6, 2009, in accordance with the rules set forth in “—Calculation of the Index—Step 3: Determine the Target Weightings of the Equity Component and Volatility Component” above, while the closing value of the Index changes only on the following index business day, March 9, 2009.

This example also demonstrates that a stop loss event may only continue for a maximum of five (5) consecutive index business days. This is because if the closing value of the performance asset remains the same for five consecutive index business days, the 5-day return based on the ER Index on the sixth index business day will necessarily equal 0%.

Graphical Illustrations of the Historical Realized Volatility Environment, Historical Implied Volatility Trends and Hypothetical Equity and Volatility Allocations

The following graph illustrates the 22-day realized volatility environment from December 2005 to November 2010.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The following graph illustrates the implied volatility environment from December 2005 to November 2010 by reference to the VIX Index.

The following diagram illustrates the hypothetical percentage allocations to the equity, volatility and cash components of the performance asset from December 2005 to November 2010 (dates prior to November 18, 2009 are hypothetical and assume that the performance asset had already been launched in December 2005).

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Hypothetical Historical Performance of a Portfolio Unit

The graphs below illustrate the effect of the PROSPER strategy, assuming that it had been applied on such hypothetical Portfolio Unit during the same period from December 20, 2005 to November 9, 2010. The first graph illustrates the hypothetical performance of a direct investment in a hypothetical Performance Unit and the corresponding hypothetical performance of a Portfolio Unit and the minimum protection level. The second graph illustrates the allocation between the performance asset and the cash assets in a Portfolio Unit between December 20, 2005 and November 9, 2010. The calculation is based on the hypothetical values of the Performance Unit shown above and published levels of the cash index from December 20, 2005 to November 9, 2010. The hypothetical historical information below is subject to the following assumptions regarding terms of the hypothetical securities:

•	The portfolio gap risk factor is 20%, the Maximum cushion ratio threshold is 25.00%, and the Minimum cushion ratio threshold is 16.67%.

•	The investor fee is calculated using the applicable investor fee rate.

•	The minimum protection level is the greater of (1) $784 and (2) 80% of the highest Unit NAV since inception.

•	On the inception date, the Unit NAV is $980.00, with a 100% allocation in the performance asset and a 0% allocation in the cash assets.

Performance Unit Final Return	98.9%
Annualized Yield on the Performance Unit	15.1%
Portfolio Unit Final Return	47.7%
Annualized Yield on the Portfolio Unit	8.3%

Past performance of performance asset, and the hypothetical past performance of a Performance Unit applying the PROSPER strategy, is not indicative of the future results of the performance asset, the Portfolio or the Securities.

MARKET DISRUPTION EVENTS

A valuation date or allocation adjustment date may be postponed (and thus the determination of the value of the Securities, as well as the maturity date) may be subject to adjustment, if the calculation agent determines that, on such date, a market disruption event has occurred or is continuing. Please see the discussion under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)”; and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or any Combination Thereof” in the accompanying prospectus supplement for a description of the market disruption and adjustment events applicable to your Securities.

TRADEMARKS

Barclays PROSPER™ is a trademark of Barclays Bank PLC.

LICENSE AGREEMENT

We have entered into an agreement with Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. that provides us and our affiliates with a non-transferable, limited, non-exclusive (except as provided below) and worldwide license, for a fee, with the right to use the performance asset in connection with certain securities.

The index sponsor expressly agrees and acknowledges that the grant of rights to use the performance asset as a component of the Securities shall be on an exclusive basis for a two (2) year period commencing on the effective date of the license agreement.

MODIFICATIONS TO THE INDEX

The Index Sponsor may revise performance asset policy covering rules for selecting companies, treatment of dividends, share counts or other matters as described above under “The Index—Index Governance”. The Index Sponsor may also make determinations relating to market disruption and force majeure events as described below.

If the Index Sponsor determines, in its sole discretion, that an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, the Index Sponsor will calculate the value of (1) the S&P 500, S&P 500 TR and S&P 500 ER based on (a) the closing prices published by the exchange, or (b) if no closing price is available, the last regular trade reported for each stock before the exchange closed, and (2) the

Short-Term VIX TR based on the most recent prior closing futures prices published by the CBOE, and the roll of the Short-Term VIX TR for that day will be carried to the next Short-Term VIX TR index business day as described above under “The Index—Constituent Indices—The S&P 500 Short-Term VIX Futures™ Index ER—Contract Rebalancing”. In the case of the S&P 500, S&P 500 TR and S&P 500 ER, if an exchange fails to open due to unforeseen circumstances, the Index Sponsor will use the prior day’s closing prices. If all exchanges fail to open, the Index Sponsor may determine not to publish the S&P 500 and/or S&P 500 TR, or calculate the S&P 500 ER, for that day. In the case of the Short-Term VIX TR, if an exchange fails to open due to unforeseen circumstances, the index sponsor may determine not to publish the Short-Term VIX TR for that day.

In the case of the Short-Term VIX TR, if an exchange introduces a holiday during the month of a calculation of the Short-Term VIX TR, the Short-Term VIX TR will not be published on that holiday and the roll for that day will be carried to the next Short-Term VIX TR index business day as described above under “The Index—Constituent Indices—The S&P 500 Short-Term VIX Futures™ Index ER—Contract Rebalancing”.

If the Index Sponsor does not publish the Short-Term VIX TR, S&P 500 and/or S&P 500 TR, and/or does not calculate the S&P 500 ER, the Index Sponsor may determine not to publish the performance asset for that day.

For more information, please see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

VALUATION OF THE SECURITIES

The market value of the Securities will be affected by several factors, many of which are beyond our control. We expect that generally the Unit NAV of the Portfolio on any day will affect the market value of the Securities more than any other factors. Other factors that may influence the market value of the Securities include, but are not limited to, supply and demand for the Securities, including inventory positions with Barclays Capital Inc. or any market maker; the prevailing interest rate environment; economic, financial, political, regulatory, geographical or judicial events that affect interest rates; or the creditworthiness of Barclays Bank PLC. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the Securities prior to maturity.

DISCLAIMER

The Securities are not sponsored, endorsed, sold or promoted by the Index Sponsor or third party licensors. Neither the index sponsor nor its third party licensors makes any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the performance asset to track general stock market performance. The Index Sponsor’s and its third party licensor’s only relationship to Barclays Bank PLC is the licensing of certain trademarks and trade names of the Index Sponsor and the third party licensors and of the performance asset which is determined, composed and calculated by S&P or its third party licensors without regard to Barclays Bank PLC or the Securities. The Index Sponsor and its third party licensors have no obligation to take the needs of Barclays Bank PLC or the owners of the Securities into consideration in determining, composing or calculating the performance asset. Neither the Index Sponsor nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the Securities or the timing of the issuance or sale of the Securities or in the determination or calculation of the equation by which the Securities is to be converted into cash. The Index Sponsor has no obligation or liability in connection with the administration, marketing or trading of the Securities.

NEITHER THE INDEX SPONSOR, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. THE INDEX SPONSOR, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. THE INDEX SPONSOR MAKES NO EXPRESS OR

IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO ITS TRADEMARKS, THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL THE INDEX SPONSOR, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “500”, “S&P 500 VIX Short-Term Futures™”, “S&P 500® Total Return Index™”, “S&P 500® Total Return Index™” and “S&P 500® Dynamic VEQTORTM” are trademarks of Standard & Poor’s Financial Services LLC. “VIX” is a registered trademark of the CBOE and has been licensed for use by the Index Sponsor.

SPECIFIC TERMS OF THE SECURITIES

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Description of Debt Securities—Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Global Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the indenture, dated September 16, 2004, between Barclays Bank PLC and The Bank of New York Mellon, as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all medium-term notes are described in “Description of Medium-Term Notes” and “Terms of the Notes” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below.

Coupon

We will not pay you interest during the term of the Securities.

Denomination

We will offer the Securities in denominations of $1,000.

Payment at Maturity

If you hold your Securities to maturity, you will receive a payment for each Security equal to the greater of (1) the Unit NAV as of the final valuation date and (2) the minimum protection level as of the final valuation date.

For purposes of calculation, the Portfolio is divided into “Portfolio Units”, with each such unit representing the value and performance of each Security. On the inception date, the net asset value of each Portfolio Unit (the “Unit NAV”) will be less than the face amount of each Security, and will instead be equal to $980.00, or 98.00%, of the face amount of each Security. After the inception date, the Unit NAV will be calculated as of the close of business on each trading day using the methodology described under the caption “The Portfolio” in this pricing supplement.

The “minimum protection level” on any valuation date, including the final valuation date is equal to (1) $784 and (2) 80% of the highest Unit NAV calculated as of the close of business on all valuation dates up to and including the then current valuation date.

The “investor fee” is generally calculated based on the applicable investor fee rate and is deducted from the Unit NAV on each valuation date but may be less than such amount under certain circumstances, as described in the following paragraph. No investor fee will be deducted on the initial valuation date. On each subsequent valuation date, up to and including the final valuation date, the investor fee will be deducted, on a pro-rata basis, from the constituent assets within each Portfolio Unit by the following investor fee daily percentage: (1) the investor fee rate on such valuation date times (2) the number of calendar days from (and including) the immediately preceding valuation date to (but excluding) the then current valuation date, divided by (3) 365. The Unit NAV calculated on each valuation date reflects the net asset value of the Portfolio Unit after the deduction of investor fee on such valuation date. Notwithstanding the deduction of any investor fees, you will not receive less than the minimum protection level at maturity.

The “investor fee rate” is 3.00% on any valuation date after the inception date if the Unit NAV on the immediately preceding valuation date is greater than the minimum protection level on such preceding valuation date. If the Unit NAV on the immediately preceding valuation date is less than or equal to the minimum protection level on such preceding valuation date, the investor fee rate will be the lesser of (1) 3.00% and (2) the cash index interest rate (as defined herein) of the then current valuation date.

A “valuation date” is any trading day on or after the inception date where the Unit NAV is calculated using the methodology described under the caption “The Portfolio” in this pricing supplement. The “initial valuation date” for the Securities will be the inception date. The “final valuation date” for the Securities will be [November     , 2015], subject to market disruption events and non-trading days.

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. The calculation agent may postpone the final valuation date—and therefore the maturity date—if the value of the Portfolio is not available or cannot be calculated, though such postponement will not exceed five business days.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “—Default Amount.”

For the purpose of determining whether the holders of our medium-term notes, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each Security outstanding as the principal amount of that Security. Although the terms of the Securities may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the Securities. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities—Modification and Waiver” and “—Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies.”

Default Amount

The default amount for the Securities on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Further Issuances

We may, without your consent, create and issue additional securities with identical terms at any time. We may consolidate the additional securities to form a single class within the outstanding Securities. If there is substantial demand for the Securities, we may issue additional Securities frequently.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Trading Day

When we refer to a trading day with respect to the Securities, we mean any business day on which the Index is calculated and trading is generally conducted on the interbank market, in each case as determined by the calculation agent in its sole discretion.

Business Day

When we refer to a business day with respect to the Securities, we mean a Monday, Tuesday, Wednesday, Thursday or Friday and that is not a day on which banking institutions in New York City or London generally are authorized or obligated by law or executive order to be closed.

Role of Calculation Agent

Barclays Bank PLC will serve as the calculation agent for the Securities. The calculation agent will be responsible for the composition, calculation and maintenance of the Portfolio and may also, in its sole discretion, make a number of determinations regarding the value of the Securities, including the existence of market disruption events, business days, the default amount, the maturity date and any other calculations or determinations to be made by the calculation agent as specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

CLEARANCE AND SETTLEMENT

Depository Trust Company (“DTC”) participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus supplement under “Use of Proceeds and Hedging.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases or sales of equity securities underlying the S&P 500 or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index or the Constituent Indices, the VIX Index (including the VIX futures which are used to calculate the Short-Term VIX TR), the S&P 500 (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500. In addition, from time to time after we issue the Notes, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions we have entered into. In this regard, we or our affiliates may:

•

acquire or dispose of long or short positions in listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the Constituent Indices, the VIX Index, the S&P 500 or any equity securities underlying the S&P 500;

•	acquire or dispose of long or short positions in equity securities underlying the S&P 500; or

•	any combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

Our affiliate, Barclays Capital Inc., may make a market for the Securities. In connection with any such market making activities, Barclays Capital Inc. may acquire long or short positions in the Securities, including through options or other derivative financial instruments linked to the Securities, and may hedge such long or short positions by selling or purchasing Securities or entering into options or other derivative financial instruments linked to the Securities.

We or our affiliates may close out our or their hedge positions on or before the final valuation date. That step may involve sales or purchases of equity securities underlying the S&P 500 or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the Constituent Indices, the VIX Index (including the VIX futures which are used to calculate the Short-Term VIX TR), the S&P 500 (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500.

The hedging activity discussed above may adversely affect the value of the Portfolio and, as a consequence, the market value of the Securities from time to time and the amount payable at maturity. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

SUPPLEMENTAL U.S. INCOME TAX CONSIDERATIONS

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Securities.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

This discussion is only applicable to you if you are a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust. In addition, this discussion is only applicable to you if your taxable year does not end on a day that is between the final valuation date and the maturity date.

In the opinion of Sullivan & Cromwell LLP, counsel to Barclays Bank PLC, the Securities should be treated as debt instruments subject to the special tax rules governing contingent payment debt obligations for United States federal income tax purposes. Except as otherwise noted, the discussion below assumes that the Securities will be treated as such. Under the special tax rules governing contingent payment debt obligations, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Securities, and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Securities (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of the Securities prior to your receipt of cash attributable to that income. Prospective purchasers can obtain the comparable yield and projected payment schedule of the Securities by contacting Structuring, Investors Solutions Americas at (212) 412-1101.

The amount of interest that you will be required to include in income in each accrual period for the Securities will equal the product of the adjusted issue price for the Securities at the beginning of the accrual period and the comparable yield for the Securities for such period. The adjusted issue price of the Securities will equal the original offering price for the Securities plus any interest that has accrued on the Securities (under the rules governing contingent payment debt obligations).

You are required to use the comparable yield and projected payment schedule provided by Barclays Bank PLC in determining your interest accruals in respect of the Securities, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the Securities, and we make no representations regarding the amount of contingent payments with respect to the Securities. The amount of accrued interest that is reported on any Form 1099-OID will be based on such comparable yield and projected payment schedule.

Secondary Purchasers. If you purchase the Securities for an amount that differs from the Securities’ adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for your Securities and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly.

If you purchase the Securities for an amount that is less than the adjusted issue price of the Securities, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of loss) that you would otherwise recognize upon the receipt of the maturity payment under the Securities to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If you purchase the Securities for an amount that is greater than the adjusted issue price of the Securities, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of loss) that you would otherwise recognize upon the receipt of the maturity payment under the Securities to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the Securities at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

Treatment Upon Sale or Maturity

You will recognize gain or loss upon the sale or maturity of the Securities in an amount equal to the difference, if any, between the amount received upon the sale or maturity of your Securities and your adjusted basis in the Securities. In general, your adjusted basis in the Securities will equal the amount you paid for the Securities, increased by the amount of interest you previously accrued with respect to the Securities (in accordance with the comparable yield for the Securities) and increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your Securities under the rules set forth above under “—Secondary Purchasers.” If you are a noncorporate holder, you will generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and will generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

Any gain you may recognize upon the sale or maturity of the Securities will be ordinary interest income. Any loss you may recognize at such time will generally be ordinary loss to the extent of the interest you included as income in the current or previous taxable years in respect of the Securities, and thereafter will be capital loss.

Alternative Treatments

It is possible that the Internal Revenue Service could seek to characterize your Securities in a manner that results in tax consequences that are different from those described above. For example, it is possible that the Internal Revenue Service could assert that you should be treated as if you owned the underlying components of the Portfolio or the Index. Under such a characterization, you could be required to recognize gain or loss each time the Portfolio is adjusted according to the PROSPER strategy or each time the notional investment tracked by the Index adjusts. If you are required to recognize gain or loss each time the Portfolio or Index is adjusted, such gain or loss would likely be either ordinary gain or loss or short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

It is also possible that you may be required to treat an amount equal to all or a portion of amounts attributable to the investor fee an expense. The deduction of any such deemed expense would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Securities. Under this alternative treatment, you could also be required to recognize amounts of income, gain or loss over the term of your Securities as if you had sold a portion of your Securities to pay the investor fee.

Additionally, if, as a result of an increase in the value of the Portfolio, the Securities guarantee, at a time that is more than six months prior to the Securities’ maturity, a payment in excess of the projected amount payable at maturity for U.S. federal income tax purposes, the Internal Revenue Service could take the position that holders must include additional amounts in income on a current basis or over the remaining term of the Securities, based on the minimum amounts that holders are guaranteed to receive at maturity. Holders should consult their tax advisors regarding the risk that the Internal Revenue Service could take such a position.

Recently Enacted Legislation

Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (such as your Securities), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Information Reporting and Backup Withholding

Please see the discussion under “Certain U.S. Federal Income Tax Considerations —Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your Securities.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, on the inception date, the principal amount of the Securities, at a price per Security equal to 98.00% of the face amount of each Security. The Agent may subsequently sell the Securities to additional dealers at the same price. Initial sales to the public will be at an initial public offering price per Security that is equal to the face amount of each Security.

The Agent will commit to take and pay for all of the Securities, if any are taken.

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BARCLAYS BANK PLC

Barclays PROSPERTM VEQTORTM Notes, due [November     , 2015]

GLOBAL MEDIUM-TERM NOTES, SERIES A

Pricing Supplement

            , 2010

(to Prospectus dated August 31, 2010 and

Prospectus Supplement dated August 31, 2010)